UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Newell Brands Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2017

To the Stockholders of NEWELL BRANDS INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL BRANDS INC. (the “Company”) to be held on Tuesday, May 9, 2017, at 9:00 a.m., local time at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030.

At the annual meeting, you will be asked to:

•	Elect twelve directors of the Company nominated by the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017;

•	Vote on an advisory resolution to approve executive compensation;

•	Vote on an advisory resolution on the frequency of the advisory vote on executive compensation; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 17, 2017 may vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal Officer & Corporate Secretary

March 30, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

May 9, 2017—the Company’s Proxy Statement and 2016 Annual Report to Stockholders are available at

WWW.PROXYVOTE.COM

NEWELL BRANDS INC.

221 River Street, Hoboken, New Jersey 07030

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2017

You are receiving this Proxy Statement and proxy card from us because you own shares of common stock of Newell Brands Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the proxy card to stockholders on or about March 30, 2017.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

The Company will hold the annual meeting at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030, at 9:00 a.m., local time, on Tuesday, May 9, 2017.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the annual meeting?

Record holders of the Company’s common stock at the close of business on March 17, 2017 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 483,089,929 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the annual meeting?

A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, the Company expects that the annual meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the annual meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to New York Stock Exchange (“NYSE”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the annual meeting of stockholders for purposes of voting on these proposals. However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

How many votes are required to elect a director or approve a proposal?

Election of Directors. Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

Ratification of the appointment of PricewaterhouseCoopers LLP, Approval of Executive Compensation and Approval of any Other Proposals. The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP, the approval of executive compensation in the advisory vote and the approval of any other proposal that may properly come before the annual meeting or any adjournment or postponement of the meeting, except the proposal regarding the frequency of the advisory vote on executive compensation, is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to such proposal will have the effect of a vote against the proposal.

Frequency of Executive Compensation Vote. With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may vote for a frequency of every one, two or three years or you may abstain from voting. The option that receives a plurality (the greatest number of votes cast) by the stockholders will be considered the option approved by the stockholders. Shares not present, shares not voting and shares voting “abstain” with respect to this proposal will have no effect on the advisory vote on the frequency of the executive compensation vote.

How do I vote my shares?

You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the advisory resolution to approve executive compensation, FOR ONE YEAR as the frequency of the advisory vote to approve executive compensation and in the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting or any adjournment or postponement of the meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on your proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name,” you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a Newell Rubbermaid 401(k) Savings and Retirement Plan participant by 11:59 Eastern Daylight Time on May 8, 2017, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Facsimile: 1-815-266-0447

Attention: Corporate Secretary

•

Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor at the following address or telephone number:

Morrow Soldali LLC

470 West Avenue

Stamford, CT 06902

Phone Number: 1-800-662-5200

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will tabulate the votes and act as an independent inspector of election for the annual meeting.

Where can I find the voting results of the annual meeting?

The Company will include the voting results of the annual meeting in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) not later than May 15, 2017.

Who will pay the costs of solicitation of proxies?

This Proxy Statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow Soldali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow Soldali LLC a fee of $11,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How do I submit a stockholder proposal for the 2018 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2018 annual meeting of stockholders must be in writing and be received by the Company no later than November 30, 2017. At the 2018 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal on or before February 8, 2018.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2018 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the 2017 annual meeting, or February 8, 2018. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2018 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2018 annual meeting must notify the Company in writing no later than February 8, 2018. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors. In addition, the proxy access By-Law provision adopted by the Board in February 2016 allows qualifying stockholders to include their director nominees in the Company’s proxy materials by giving notice in writing no later than February 8, 2018. Such notice of a proxy access nomination must set forth certain information specified in the proxy access By-Law about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

How do I provide a notice of my intention to present proposals and director nominations at the 2018 annual meeting?

Notices of intention to present proposals and director nominations at the 2018 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2016 annual report on Form 10-K?

A copy of the Company’s 2016 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the SEC, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link under the “Investor Relations” tab on the Company’s website at www.newellbrands.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

Could other business be conducted at the annual meeting?

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has selected the following twelve nominees recommended by the Nominating/Governance Committee for election to the Board of Directors. The nominees will hold office from their election until the next annual meeting of stockholders, or until their successors are elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, a director is subject to mandatory retirement at the annual meeting immediately following the attainment of age 75.

Proxies will be voted, unless otherwise indicated, FOR the election of the twelve nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Name and Background	Director Since

Ian G.H. Ashken, age 56, was the Co-Founder of Jarden Corporation and served as its Vice Chairman and President from 2014 to 2016 when Jarden Corporation was acquired by the Company. Mr. Ashken became Vice Chairman, Chief Financial Officer and Secretary of Jarden in 2001 and served as Secretary of Jarden until 2007 and Chief Financial Officer until 2014. Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Platform Specialty Products Corporation and Nomad Foods Ltd. During the last five years, Mr. Ashken previously served as a director of Jarden Corporation, GLG Partners, Inc. and Phoenix Group Holdings.

2016

Thomas E. Clarke, age 65, has been President, Nike Innovation of Nike, Inc. since 2013. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and he served as President and Chief Operating Officer from 1994 to 2000 and as President of New Business Ventures from 2001 to 2013. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke also has previously served on the Board of Directors of Starwood, Inc. Dr. Clarke has expertise in global brand management, marketing and product development as well as substantial experience in organizational development and knowledge of supply chain operations. Dr. Clarke also played an integral role in the globalization of Nike. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2003

Kevin C. Conroy, age 56, joined Metro-Goldwyn-Mayer (“MGM”) in 2016 in the newly created position of President, Digital and New Platforms. Prior to joining MGM, he was Chief Strategy and Data Officer, and President, Digital and Enterprise Development, Univision Communications, Inc. from 2009 to 2016. From 2001 to 2009, he served in a variety of senior programming, product and marketing roles at AOL LLC, most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG, including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Mr. Conroy has significant

Name and Background	Director Since
global experience in advertising and media with particular expertise in the Internet and online and mobile media businesses. Mr. Conroy is also a director of Sotheby’s. He has led large global efforts to build consumer websites and software applications and has managed a number of popular Internet brands, and has been at the center of the evolution of digital media from the introduction of the enhanced CD to HDTV to the mass adoption of the web and mobile platforms.	2011

Scott S. Cowen, age 70, has been President Emeritus and Distinguished University Chair of Tulane University since 2014. Prior thereto, he was President of Tulane University and Seymour S Goodman Memorial Professor of Business in Tulane’s A.B. Freeman School of Business as well as Professor of Economics in the School of Liberal Arts since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of Barnes and Noble Inc., Forest City Enterprises, Inc. as well as a Senior Advisor to the Boston Consulting Group. Dr. Cowen is a former member of the Board of Directors of Jo-Ann Stores, Inc. and NACCO Industries Inc. Dr. Cowen continues to serve as a director of American Greetings Corp., which as of 2013 is no longer publicly held. Dr. Cowen has been a director since the Company completed its merger with Rubbermaid. He has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in these areas and significant experience in crisis management (including in connection with recovery from Hurricane Katrina). Dr. Cowen has significant experience with consumer products companies as a director and also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

1999

Michael T. Cowhig, age 70, has been non-executive Chairman of the Board since 2010. He retired in 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette Global Business Unit (“P&G”), a post he held beginning in 2005. Prior to his position with P&G, he held the position of President, Global Technical and Manufacturing of The Gillette Company from 2004 to 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig has considerable operational expertise and global leadership experience, and he has demonstrated success in meeting the demands of product innovation by leveraging manufacturing technology with an intense focus on delivering cost reductions. He also has a strong track record for operational success, proven leadership abilities and knowledge of supply chain operations. Mr. Cowhig has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board. Mr. Cowhig is a former member of the Board of Directors of CCL Industries.

2005

Name and Background	Director Since

Domenico De Sole, age 73, has been the Chairman of Tom Ford International since 2005. Prior thereto he was President and Chief Executive Officer of Gucci Group NV, and Chairman of the Group’s Management Board, a post he held from 1995 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. Prior thereto, Mr. De Sole was a partner with the law firm of Patton Boggs & Blow from 1970 to 1984. Mr. De Sole also serves on the Board of Directors of GAP, Inc., Ermenegildo Zegna, Sotheby’s and is a Member of the Advisory Board of Harvard Law School. Mr. De Sole is a former member of the Boards of Directors of Bausch & Lomb Incorporated, Delta Air Lines, Inc., Labelux SA, The Procter & Gamble Company and Telecom Italia S.p.A. Mr. De Sole has extensive global business experience as well as significant expertise in building and developing luxury brands and strengthening global marketing and operations, all of which are relevant to the Company as it invests in growing its premium brands worldwide.

2007

Martin E. Franklin, age 52, was the Founder of Jarden Corporation and served as its Executive Chairman from 2011 until 2016 when Jarden Corporation was acquired by the Company. Mr. Franklin became Chairman and Chief Executive Officer of Jarden in 2001, and served as Chairman and Chief Executive Officer until 2011, at which time he began service as Executive Chairman. Mr. Franklin served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Franklin currently serves as a director of Restaurant Brands International Inc. (successor to Burger King Worldwide, Inc.), Chairman of Platform Specialty Products Corporation and Co-Chairman of Nomad Foods Limited. During the last five years, Mr. Franklin also previously served as a director of the following public companies: Jarden Corporation, Liberty Acquisition Holdings (International) Company, Kenneth Cole Productions, Inc., Justice Holdings Limited and Promotora de Informaciones, S.A. (successor to Liberty Acquisition Holdings Corp.).

2016

Ros L’Esperance, age 55, has been Group Managing Director, Head of Americas Investment Banking and Chairman of Global Investment Banking for UBS AG since 2014. From 2013 to 2014, Ms. L’Esperance was Chairman of the Global Investment Banking Division at Barclays Capital Inc. and served as a member of several Operating and Executive Committees within Barclays. Prior to being named Chairman, Ms. L’Esperance was jointly responsible for Corporate Finance and M&A at Barclays from 2008 to 2013. She joined Barclays in 2008 from Lehman Brothers where she was co-head of Global Corporate Finance. During her tenure at Lehman Brothers, she was also a founder and leader of the Financial Sponsors Group from 1997 through 2007 and previously was a Managing Director in the Media and Communications Group. She began her career as an Associate at Lehman Brothers in 1987. Ms. L’Esperance is an active promoter of diversity in the workplace and is also a board member of the Boys Club of New York. She is a former director of Jarden Corporation.

2016

Michael B. Polk, age 56, has been Chief Executive Officer of the Company since 2016 and was previously President and Chief Executive officer since 2011. Prior to joining the Company, he had been President, Global Foods, Home & Personal Care, Unilever since 2010. Mr. Polk joined Unilever in 2003 as Chief Operating Officer, Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc. and

Name and Background	Director Since

three years at The Procter & Gamble Company. At Kraft Foods, Mr. Polk was President, Kraft Foods Asia Pacific, President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development and operations leadership to the Board. He has been successful in leading multi-billion dollar brands, in managing diverse product categories and navigating complex geographies. Mr. Polk serves on the Board of Directors of Colgate-Palmolive Company and is a former member of the Board of Directors of The Yankee Candle Company, Inc.

2009

Steven J. Strobel, age 59, has been the Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc. (“Hill-Rom”) since 2014. Prior to his position with Hill-Rom, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy Solutions from 2009 to 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President—Treasurer of Motorola, Inc. from 2007 to 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning. From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2006

Michael A. Todman, age 59, retired in 2015 as the Vice Chairman of Whirlpool Corporation (“Whirlpool”), a post he held since 2014. Prior thereto, he served as President, Whirlpool International from 2009 to 2014 and served as a member of the Board of Directors of Whirlpool from 2006 through his retirement in 2015. He served as President, Whirlpool North America from 2007 to 2009, President, Whirlpool International from 2006 to 2007 and Executive Vice President and President of Whirlpool Europe from 2001 to 2006. From 1993 to 2001, he served in a number of roles at Whirlpool, including Executive Vice President, North America; Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. and Price Waterhouse and Co. He also serves on the Board of Directors of Brown-Forman Corporation and Prudential Financial and was a former director of Whirlpool. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience in his career with Whirlpool. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2007

Name and Background	Director Since

Raymond G. Viault, age 72, retired in 2006 as Vice Chairman of General Mills, Inc., a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is a former member of the Board of Directors of Cadbury plc, Safeway Inc. and VF Corp. Mr. Viault has broad experience in global brand building and general management and has substantial expertise in international matters and integration of acquired businesses and has made contributions as a board member of other organizations. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2002

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board of Directors has adopted the “Newell Brands Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link under the “Investor Relations” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030. The Corporate Governance Guidelines include:

•	a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•

a requirement that all members of the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be “independent directors”;

•	a requirement that a director submit his or her resignation to the Board for consideration in the event he or she is not elected by a majority of the votes cast in an uncontested election;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 75;

•

regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Board and the Chairman of the Board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer (“CEO”); and

•

the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

In addition, over the past several years, the Board has taken the following actions with respect to the Company’s corporate governance practices:

•	terminated the Company’s shareholder rights plan, or poison pill;

•	adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals;

•	implemented majority voting for directors;

•	recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders;

•	adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers;

•	recommended a proposal to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of directors which was approved by stockholders;

•

adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders; and

•

adopted a “proxy access” provision in the Company’s By-Laws to permit stockholders who have owned 3% or more of the Company’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year.

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board is free to change this at any time and in the manner it determines to be best for the Company under the then existing circumstances. Should the Chairperson position be held by the CEO, the Board will appoint a lead independent director.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2017. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Michael B. Polk, Ian G.H. Ashken and Martin E. Franklin. Mr. Polk is not considered an independent director because of his employment as Chief Executive Officer of the Company. Messrs. Ashken and Franklin are not considered independent because of their prior employment with Jarden Corporation as well as their advisory services agreement with the Company through Mariposa Associates, LLC (“Mariposa”), a company in which Mr. Franklin and Mr. Ashken are partners and equity owners. For additional information on the advisory services agreement see “Certain Relationships and Related Transactions.”

Meetings

The Company’s Board of Directors held six meetings during 2016. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders. Only Messrs. Polk and Cowhig attended the 2016 annual meeting of stockholders as the meeting was held in conjunction with the Company’s proposal to approve the issuance of shares of the Company’s common stock to stockholders of Jarden Corporation pursuant to the Agreement and Plan of Merger between the Company and Jarden Corporation, dated as of December 13, 2015.

The Company’s non-management directors held four meetings during 2016 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board of Directors has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Audit Committee.    The Audit Committee, whose Chair is Mr. Strobel and whose other current members are Mr. Todman and Mr. Viault, met 12 times during 2016. The Board of Directors has affirmatively determined that each current member of the committee is an “independent director” for purposes of the Audit Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that Mr. Strobel, Mr. Todman and Mr. Viault are qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.    The Finance Committee is chaired by Dr. Cowen. Other current members are Dr. Clarke, Ms. L’Esperance, Mr. Strobel and Mr. Viault. The Finance Committee met six times in 2016. The Board of Directors has affirmatively determined that each member of the Finance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Finance Committee is principally responsible for:

•	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Dr. Clarke and whose other current members are Mr. Conroy, Dr. Cowen and Mr. De Sole met seven times during 2016. The Board of Directors has affirmatively determined that each member of the committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Board in management succession planning.

Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Mr. Todman and whose other current members are Mr. Conroy and Mr. De Sole met four times during 2016. The Board of Directors has affirmatively determined that each member of the Nominating/Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

Each of the above committees acts under a written charter that is available under the “Corporate Governance” link under the “Investor Relations” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

Board and Management Roles in Risk Oversight.

Management is responsible for the day-to-day management of risk, while the Board of Directors, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

•	The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the Company’s registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. The Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational and compliance risk exposures and the steps management has taken to monitor and control such exposures.

•

The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

•

The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Committee also manages risks associated with employee retention through employee development and succession planning.

•

The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance Committee also oversees environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Risk Assessment of Compensation Programs

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2016 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no such material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between cash and equity compensation, fixed and variable compensation, and short-term and long-term compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	Annual bonus payouts and performance-based restricted stock units are capped at 200% of target.

•	Long-term incentive equity awards are generally subject to a three-year cliff vesting, thus promoting employee development and retention.

•

Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Company securities by executive officers is prohibited.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The director nominees include ten former CEOs or senior executives of large public companies, at least nine of whom have extensive international experience, one African-American, one woman with extensive experience in the investment banking industry and one academic. The Board of Directors assesses the effectiveness of this policy by conducting an annual review of its own performance discussed below, which evaluates, among other things, whether the Board of Directors and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board of Directors in identifying and evaluating potential director candidates.

Our By-Laws contain certain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In addition, the Company recently amended its By-Laws to include a proxy access provision. Under the amended By-Laws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the amended By-Laws. In order to use this proxy access provision, stockholders are required to hold shares until the date of the applicable annual meeting (but not beyond), and third party compensation arrangements with nominees are permitted if disclosed in advance to the Company. The full text of the proxy access by-law can be found in Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2016.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Board Evaluations

In order to increase the effectiveness of the Board of Directors, the Nominating/Governance Committee supervises an annual review and evaluation of the performance of the Board of Directors. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Board of Directors, responsibilities and resources. The Chairperson then reviews the results with the Board of Directors and its committees. In addition, each of the Audit, Finance, Nominating/Governance and Organizational Development & Compensation

committees conducts an annual self-evaluation. From time to time (most recently in 2013), the Board of Directors may also supplement its evaluation processes by using the services of an independent third-party provider to conduct a more comprehensive self and peer evaluation, which includes individual interviews with each director, attendance at a Board meeting as an observer and review of Board materials.

Communications with the Board of Directors

The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Brands Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Chief Legal Officer at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o Chief Legal Officer, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link under the “Investor Relations” tab on the Company’s website at www.newellbrands.com.

Code of Ethics

The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link under the “Investor Relations” tab on the Company’s website at www.newellbrands.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Newell Brands policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Newell Brands directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Nominating/Governance Committee considers and makes recommendations to the Board of Directors with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Newell Brands Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of Newell Brands’ non-employee directors under applicable law or NYSE rules and reports its findings to the Board of Directors in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Nominating/Governance Committee determines if further investigation is required and, if so, whether it should be conducted by Newell Brands’ legal, internal audit or other staff or by outside advisors. The Nominating/Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

On December 13, 2015, in connection its agreement to acquire Jarden Corporation (“Jarden”), Newell Brands entered into an advisory services agreement with Mariposa, a company in which Martin E. Franklin and Ian Ashken are partners and equity owners. Under the advisory services agreement, Mariposa has agreed, until April 15, 2019, to provide Newell Brands with certain strategic advisory services and such other services relating to Newell Brands and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa is paid an annual fee of $4.0 million for providing such services and has agreed to provide to Newell Brands, upon Newell Brands’ request, an average of up to 120 hours of such services for each fiscal quarter during the term of the agreement. During the period of the advisory services agreement, Newell Brands has agreed to cause Newell Brands to provide to Mariposa office space and bear all reasonable costs and expenses of the overhead and support services relating to such office. In addition, Newell Brands shall reimburse Mariposa for the cost of all reasonable out-of-pocket fees incurred by Mariposa, including the reimbursement for use of private aircraft to attend board meetings of Newell Brands. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa), each of Messrs. Franklin and Ashken has agreed to waive all fees and remuneration (but not including reimbursement of certain expenses), to which they otherwise would be entitled to receive in their capacity as directors of Newell Brands during the term of the advisory services agreement. If the advisory services agreement is terminated “without cause” (as defined in the advisory services agreement) prior to the third anniversary of the effective time of the subsequent merger, Mariposa will be entitled to receive, within five business days following receipt of written notice of such termination by Newell Brands, an amount equal to $12,000,000 less the sum of all fees paid by Newell Brands under the advisory services agreement to that date. During 2016, Newell Brands made aggregate payments of $3,152,015, including reimbursements of expenses, to Mariposa under the terms of the advisory services agreement.

In addition, under arrangements entered into in connection with the acquisition of Jarden by Newell Brands:

•	Mr. Franklin was entitled to continued personal use of Jarden’s Dassault Falcon 7x aircraft under the terms of his severance agreement at a value of $1,354,913 for 2016;

•

Mr. Franklin exercised the purchase option under his severance agreement with Jarden, and on April 15, 2016, Jarden, a wholly owned subsidiary of Newell Brands, sold its Aspen, Colorado office, also known as Commercial Condominium Unit 530-B, 530 E. Hopkins Avenue, Aspen, Colorado 81611, to Mariposa for $2,900,000; and

•	Mr. Franklin exercised the purchase option under his severance agreement with Jarden, and on November 21, 2016, Jarden sold its Dassault Falcon 7x aircraft to Mariposa for $9,980,370.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Dr. Clarke, Mr. Conroy, Dr. Cowen, Mr. De Sole and Mr. Christopher D. O’Leary served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2016, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2016, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s Board of Directors or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chair

Kevin C. Conroy

Scott S. Cowen

Domenico De Sole

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2016. For 2016, our named executive officers are:

•	Michael B. Polk, Chief Executive Officer;

•	Ralph Nicoletti, Executive Vice President and Chief Financial Officer;

•	John K. Stipancich, Former Executive Vice President and Chief Financial Officer;

•	Mark S. Tarchetti, President;

•	Fiona C. Laird, Executive Vice President, Chief Human Resources and Communications Officer; and

•	William A. Burke, III, Executive Vice President and Chief Operating Officer.

Newell Rubbermaid’s acquisition of Jarden last year more than doubled the annual sales of the Company resulting in the new, combined enterprise, Newell Brands. The transformative nature of the acquisition and the value creation opportunity for shareholders requires a highly experienced and highly capable executive team. Mr. Polk’s revenue responsibility increased from $6 to $16 billion in estimated annual sales. Mr. Burke and Mr. Tarchetti assumed expanded roles in an enterprise of significantly increased size and scope. Mr. Nicoletti and Ms. Laird were recruited to the Company to lead their respective functions based on more than 30 years each of relevant functional and business experience, leading complex organizational transformations.

2016 Highlights

This past year was one of the most transformational in its history, as the Company extended its successful operating model across a broader set of categories as a result of the combination with Jarden that was completed on April 15, 2016. Jarden is a global consumer products company with brands such as Yankee Candle®, Crock-Pot®, FoodSaver®, Mr. Coffee®, Oster®, Coleman®, First Alert®, Rawlings®, Jostens®, K2®, Marker®, Marmot®, Völkl® and many others.

This transformative combination created a global consumer goods company named Newell Brands with estimated annualized sales of $16 billion and a portfolio of leading brands in large, growing, unconsolidated, global markets. The scaled enterprise is expected to accelerate profitable growth with leading brands in a global market that exceeds $100 billion and with business and capability development supported by the efficiencies of the combined company. From 2016 through 2021, the Company expects to realize approximately $1.3 billion in annualized cost savings from both Project Renewal and cost synergies related to the Jarden acquisition, driven by efficiencies of scale and new efficiencies in procurement, cost to serve and infrastructure that the combination unlocks.

Driving a transformation of this magnitude required a tremendous amount of time and effort from our executive team and from other members of management. Despite the distraction caused by the merger process and subsequent integration efforts, the management team remained focused on the Company’s strategic initiatives and financial objectives for 2016. This continued focus translated into solid overall financial and operating performance for 2016, including the following significant highlights:

•	Net sales of $13.26 billion in 2016, an increase of 124.2% in 2016 as compared to 2015, and core sales growth of 3.7% in 2016 as compared to 2015.[1]

[1]	For an explanation of core sales and normalized EPS, and a reconciliation of these non-GAAP financial measures to net sales and reported earnings per share, please see Appendix A.

•	Reported diluted earnings per share of $0.34 in 2016 compared with $0.05 in 2015 and normalized diluted earnings per share of $2.89 in 2016 compared with $2.18 in 2015, a 32.6% increase.

•	The Company generated approximately $1.83 billion in operating cash flow and paid down $2.05 billion in debt since the acquisition of Jarden on April 15, 2016.

•

Completed a comprehensive strategic assessment of the Company and launched a new corporate strategy, the New Growth Game Plan, that makes sharp choices on portfolio composition, prioritizes investment in the categories with the greatest potential for growth, and extends the Company’s advantaged brand development, design, and e-commerce capabilities.

•	The new strategy led to the following actions that have already been taken:

•	Completed the previously announced divestiture of its Décor business, including Levolor® and Kirsch® window coverings and drapery hardware business.

•	Entered into an agreement to sell the Tools business for an estimated price of $1.95 billion, subject to working capital adjustments, which closed on March 9, 2017.

•

Committed to plans expected to divest several other businesses and brands, including the Winter Sports business (Völkl® and K2® brands); the Zoot® and Squadra® brands; the heaters, fans, and humidifiers business; the Rubbermaid® consumer storage totes business; the Lehigh business (primarily ropes, cordage and chains); the firebuilding business; and the stroller business under the Teutonia® brand.

•	Entered into an agreement to acquire the WoodWick® candle business, which closed in January 2017 and entered into an agreement to acquire New Zealand-based Sistema Plastics.

•

Designed and implemented the consolidation of 32 business units to 16 operating divisions and the creation of a new integrated one-company US selling organization at retailers representing about 50 percent of the U.S. sales.

Over the three-year period ending December 31, 2016, the Company’s total shareholder return (“TSR”) as determined under the Company’s Long-Term Incentive Plan (“LTIP”), which includes dividends, was 51.76%, placing it 9th out of the group of 21 companies in the 2014 custom comparator group. In addition, the Company’s stock price significantly outperformed both the S&P 500 and the Dow Jones Industrial Average (the “DJIA”) over the same three-year period, with the Company’s stock price rising 44.0%, compared to 21.1% and 19.2% for the S&P 500 and the DJIA, respectively. As a result of the Company’s performance in 2016 and its three-year relative TSR results, the Company’s 2016 Management Cash Bonus Plan (the “Bonus Plan”) and the performance-based restricted stock units (“RSUs”) granted in 2014 paid out at 143.6% and 120% of target, respectively.

Compensation Program Objectives

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Organizational Development & Compensation Committee (the “Committee”) reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to the executive under the LTIP.

Link the financial interests of executives and stockholders.    In 2016, the Committee used performance-based RSUs to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to provide competitive compensation opportunities. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2016, the Company used compensation information compiled from its 2016 custom comparator group and published survey data.

Compensation Policies and Practices

The Committee believes that the compensation program includes key features that align the interest of the named executive officers and the long-term interest of stockholders and are good corporate governance.

What We Do	What We Don’t Do

•      Align pay with performance

•      100% of named executive officer annual equity awards are performance-based

•      Balance short-term and long-term incentives

•      Cap annual and long-term incentive awards

•      Require named executive officers to own a meaningful amount of Company stock

•      Maintain a compensation recoupment policy

•      Maintain anti-hedging and anti-pledging policies for executive officers

•      Use an independent compensation consultant that reports directly to the Committee

•      Provide automatic or guaranteed base salary increases

•      Provide income tax gross-ups apart from relocation

•      Re-price stock options

•      Reward executives with little link to performance

•      Beginning 2017, pay dividend equivalents on RSUs prior to vesting

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of the Company’s executive compensation program:

Organizational Development & Compensation Committee

•      Reviews Company performance and other factors, and assesses previously formulated executive objectives against the Company’s actual performance.

•      Certifies the payout level of performance awards, if any, for executives.

•      Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•      Approves the annual compensation for all executive officers other than the CEO.

•      Approves the compensation for all newly-hired executive officers other than the CEO.

•      Reviews and sets performance goals under the Bonus Plan and LTIP.

•      Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.

•      Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant—Frederic W. Cook & Co., Inc.

•      Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

•      Makes recommendations regarding executive compensation programs consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•      Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•      Advises the Committee regarding executive compensation best practices.

•      Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with Frederic W. Cook & Co., Inc. and has determined that no conflict of interest exists with respect to the services Frederic W. Cook & Co., Inc. provides to the Committee).

CEO

•      Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•      Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives

•      The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

•      The CEO works with the Executive Vice President—Chief Human Resources and Communications Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•      The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers a number of factors including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but takes into account all the above factors. However, in deciding each performance-based component of compensation for the Company’s named executive officers, generally including annual incentive and long-term incentive compensation, the Committee in 2016 tied payment to normalized earnings per share, core sales growth, normalized EBITDA and TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

At the 2016 annual meeting of stockholders, the advisory vote on executive compensation was approved by approximately 91.5% of shares voted. The Committee considered this level of approval to indicate the support of the vast majority of the Company’s stockholders.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders an advisory resolution to approve the compensation of the Company’s named executive officers, as disclosed in this Compensation Discussion & Analysis and the accompanying compensation tables and narrative. The Company currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the 2017 Annual Meeting. See “Proposal 3—Advisory Resolution to Approve Executive Compensation.” Subject to the advisory vote on “Proposal 4—Advisory Resolution on Frequency of Executive Compensation Vote,” we expect that the next such vote will occur at the 2018 Annual Meeting of Stockholders.

Competitive Market Data

Custom Comparator Group

For performance-based LTIP awards granted in 2016, the Company uses a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. The companies in the custom comparator group represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 21 companies were in the Company’s custom comparator group for 2016:

3M Company*	The Estèe Lauder Companies Inc.
Avery Dennison Corporation	Illinois Tools Works Inc.
Brother Industries, Ltd.*	Kimberly-Clark Corporation
The Clorox Company	Masco Corporation
Colgate-Palmolive Company	Mattel, Inc.
Danaher Corporation*	Mitsubishi Electric Corporation*
Dorel Industries Inc.	The Sherwin-Williams Company
Ecolab Inc.	Societe Bic SA
Electrolux AB*	Stanley Black & Decker Inc.
Emerson Electric Co.*	VF Corporation*
Whirlpool Corporation*

*	For 2016, in order to improve alignment with company revenue following the acquisition of Jarden, and enhance focus on consumer products companies, the Company removed Church & Dwight Inc., Energizer Holdings, Inc., Group Seb, Keurig Green Mountain, Inc., Reckitt-Benckiser Group PLC, Snap-On Inc., Spectrum Brands Holdings, Inc., and Tupperware Brands Corporation from the custom comparator group and added 3M Company, Brother Industries, Ltd., Danaher Corporation, Electrolux AB, Emerson Electric Co., Mitsubishi Electric Corporation, VF Corporation, and Whirlpool Corporation. In addition, as a result of the acquisition of Jarden on April 15, 2016, Jarden is no longer in the custom comparator group.

Compensation Survey Data

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2016, the Company also used compensation information compiled from published compensation surveys, including surveys from Willis Towers Watson and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2016, the Company used competitive practice and survey information as reference for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group as the most relevant businesses against which the Company competes.

Setting Compensation Opportunity

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to each executive officer. The Committee uses the summary report to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

For executives, the Committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual incentive and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2016. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, retirement benefits are not viewed as a meaningful measure of annual executive compensation due to the numerous variables involved in, and volatility associated with, calculating their present value.

As in previous years, the Committee approved LTIP grants in 2016 for executive officers. Due to the unique circumstances in 2016 related to the Jarden acquisition, special consideration was given to the timing of the awards to promote maximum alignment between executive compensation and shareholder interests, which we believe to be tied primarily to a successful integration and value creation. As a result, awards were granted in May 2016, after the closing of the Jarden acquisition, as opposed to February, the month in which LTIP grants are typically made. The 2016 LTIP awards were determined on the basis of a share value of $44.19, which was the closing stock price on April 14, 2016, the date immediately preceding the closing date of the Jarden acquisition, in order to better link the executives to the success of the transaction and integration of Jarden. By the time the awards were actually granted in May 2016, the share price had appreciated to $48.41, and the valuation factor for the awards, based on our anticipated relative TSR performance, was 130% of that grant date stock price. This share price appreciation translated to actual award values in the Summary Compensation Table being significantly higher than the target value of awards as assessed by the Committee.

In 2016, as a result of the acquisition of Jarden, which more than doubled the Company’s revenue, several executives received significant promotions and substantial increases in responsibility. In addition, we recruited two named executive officers that had significant experience which we believe was critical to the success of the integration of Jarden and execution of the Company’s strategy. As a result, the Committee extended new or revised compensation terms to such individuals as described below. Several executives received sign-on bonuses and special equity grants to reflect their promotion, new hire or additional responsibilities. In support of our pay for performance philosophy, 100% of these special equity grants were performance-based.

Mix of Pay

To reinforce the Company’s pay for performance philosophy, generally more than 85% of targeted total direct compensation for each named executive officer is contingent upon performance. As a result, total direct compensation fluctuates with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

To increase alignment with Company performance, executives receive performance-based RSUs (rewards TSR performance relative to the custom comparator group). Overlapping performance cycles for the performance-based RSU awards are designed to incentivize sustainable long-term performance. In 2016, each of the named executive officers received 100% of the value of his or her LTIP award in performance-based RSUs.

2016 Target Compensation Mix and “Pay at Risk”

Michael Polk	Other NEOs Average

• 91% of total direct annualized compensation is at risk.	• On average, 84% of total direct annualized compensation for the other NEOs is at risk.
• 14% of the amount at risk is tied to achievement of annual incentive goals, and 86% is tied to achievement of share price over a longer period.	• 18% of the amount at risk is tied to achievement of annual incentive goals, and 69% is tied to achievement of share price over a longer period.

The above presentation does not include sign-on bonuses for Mr. Nicoletti and Ms. Laird of $1,900,000 and $750,000, respectively. In each case these new hire bonuses were intended primarily to compensate the executive for compensation opportunities foregone at their prior employer, including loss of equity compensation, annual incentives and retirement related compensation. It also does not include one-time performance-based promotion and new hire awards made to Messrs. Tarchetti and Nicoletti and Ms. Laird of 124,463, 62,735 and 78,419 performance-based RSUs, respectively, as the Committee does not view these compensation elements to be representative of annual target compensation.

Consideration of Individual Performance

As part of the Company’s annual performance evaluation process, the CEO and each named executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be rigid or formulaic, but rather serve as the framework upon which the CEO evaluates the executive officer’s overall performance. The CEO’s evaluation of an executive officer’s performance relative to these objectives involves a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective is material to the CEO’s evaluation of the executive officer’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be rigid or formulaic, but rather serve as the framework upon which the Committee evaluates the CEO’s performance. The Committee’s evaluation of the CEO’s overall performance relative to these objectives involves a high degree of judgment. No single performance objective is material to the Committee’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the CEO evaluation.

The Committee and Board also take into consideration the CEO’s performance when developing his base salary increase, annual incentive payout amounts and long-term incentive grant value. Mr. Polk’s base annual salary, which had not been increased since joining the Company in 2011, was increased in 2016 from $1,200,000 to $1,350,000. His target bonus remained at 150% of his salary in 2016. In addition, the Board determined that his 2016 LTIP award should be 861% of his base salary compared to 750% of base salary in 2015. In reviewing the CEO’s performance, the Board determined the increase in his annual salary and LTIP award to be appropriate in light of: (1) the transformative nature of the acquisition of Jarden, which resulted in the Company growing from approximately $6 billion to $16 billion in annualized sales; (2) the Company’s ability to successfully deliver on its 2015 financial commitments during a period of significant organizational and strategic change resulting from the implementation of Project Renewal, the Growth Game Plan and the Jarden acquisition; and (3) the increase in shareholder value that occurred in 2015, as the Company’s stock price increased 15.7%, compared to an increase of 14.1% in the 2015 custom comparator group, and decreases of 0.7% in the S&P 500 and 2.25% in the DJIA.

Key Elements of Executive Compensation

Salary

Salaries provide executives with a base level of income and are set based on the factors outlined above in Setting Compensation opportunity.

The Committee generally sets annual salaries in February, and in February 2016 the following named executive officers received salary increases: (i) Mr. Polk’s salary was increased from $1,200,000 to $1,350,000, (ii) Mr. Tarchetti’s salary was increased from $616,000 to $800,000, (iii) Mr. Burke’s salary was increased from $660,000 to $679,800, and (iv) Mr. Stipancich’s salary was increased from $600,000 to $616,000. In May 2016, the Compensation Committee revisited salaries in light of the transformative nature of the Jarden acquisition and the scale and scope of the new roles, and the impact of these roles on the value creation opportunities associated with the acquisition. The Committee increased Mr. Tarchetti’s salary to $1,000,000 in connection with his appointment as President of the Company and Mr. Burke’s salary to $850,000 to reflect his responsibility as President of the Jarden legacy businesses. Mr. Polk’s salary was not further increased in May. Mr. Nicoletti and Ms. Laird, who joined the Company following the acquisition of Jarden, received annual base salaries of $875,000 and $700,000, respectively.

Annual Incentive Compensation

The annual incentive program under the Bonus Plan is designed to reward annual performance that supports the business objectives and strategy. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Listed below are the performance goals and relative weight for 2016 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure
Core Sales Growth	50%	Incent overall growth
Normalized EBITDA	50%	Incent profitable growth

The 2016 performance targets under the Bonus Plan are summarized below:

2016 Bonus Plan Performance Targets

Performance Goals	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Core Sales Growth[2]	3.6%	2.8%	4.4%	4.2%
Normalized EBITDA	$2.631 billion	$2.537 billion	$2.725 billion	$2.644 billion

The maximum payout for each performance goal is equal to 200% of the target cash bonus. If a performance goal is met at the target level, the target bonus is generally paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met.

The Bonus Plan does not provide for discretion to waive pre-established goals, although the Committee has negative discretion to reduce the amount otherwise payable for each performance goal. Bonus Plan payments are made only on the Committee’s determination that the performance goals for the year were achieved.

As shown in the table above, the Company exceeded target performance for both core sales and normalized EBITDA resulting in earned awards of 143.6% of target. The table below shows bonus payouts for 2016 to the named executive officers as both the dollar value and as a percentage of base salary.

Name	2016 Actual Bonus Payment	Target as % of Base Salary	Actual % of Base Salary Earned in 2016
Michael B. Polk	$2,827,125	150%	215%
Ralph Nicoletti	709,161	100%	144%
Mark S. Tarchetti	1,283,945	85%/100%	139%
Fiona C. Liard	589,857	100%	144%
William A. Burke	1,101,490	85%/100%	138%

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table. Pursuant to Mr. Polk’s compensation arrangement, in the event the incremental cost to the Company of his personal use of Company aircraft exceeds $165,000, any amounts in excess of $165,000 are deducted from the amount to be paid to him under the Bonus Plan. In addition, the applicable target percentage for Messrs. Burke and Tarchetti was 85% for their salary earned from January through April 15, 2016, and was raised to 100% thereafter in connection with their respective appointments as President and President—Jarden Corporation, respectively.

In authorizing the payouts under the Bonus Plan for 2016, the Committee noted that the Company experienced its sixth straight year of growth in core sales and normalized EPS. These results were achieved while the Company was undergoing a significant strategic transformation through the

[2]	Core Sales growth for purposes of the Bonus Plan is calculated on a different basis than reported Company financial performance. As noted above, reported Core Sales growth for the Company was 3.7%. However, the performance measure used under the Bonus Plan differed in several respects, recognizing differences between legacy Jarden and legacy Newell Rubbermaid methods of evaluating sales growth. The Bonus Plan metric, unlike reported sales, included the impact of acquisitions below 1% of Jarden’s 2015 sales, and excluded the impact of product line exits. The Bonus Plan calculation also included Jarden results for the full year, and adjusted targets to reflect any deviation from budgeted results during the period prior due to the completion of the Jarden acquisition. For additional information regarding reported Core Sales, see “Appendix A—Non-GAAP Reconciliation.”

acquisition of Jarden and implementation of Project Renewal and the redesign of the corporate strategy in light of the Jarden acquisition.

The Company believes that the cash bonuses it paid for 2016 to each named executive officer served the Company’s goals to:

•	motivate each of them to achieve Company performance goals and enhance shareholder value; and

•	allow the Company to retain their services because it provided each of them with the opportunity to receive a competitive cash bonus.

Long-Term Incentive Compensation

Long-term incentive awards granted pursuant to the Company’s 2013 Incentive Plan (the “2013 Incentive Plan”) are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the LTIP, the Committee sets a target award value for each executive based on breadth of the executive’s responsibility, strategic importance of the position, competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the executive officer’s performance. In light of the Jarden acquisition and the increased responsibility with respect thereto, Mr. Tarchetti’s target value as a percentage of base salary was increased from 225% to 700% in 2016, and Mr. Burke’s target value as a percentage of base salary was increased from 225% to 390%. Similarly, when setting the CEO’s equity compensation, the independent members of the Board determine the CEO’s LTIP grant value based upon the Board’s evaluation of the CEO’s performance. Mr. Polk’s award increased from 2015 due to his success at driving significant organizational, personnel and strategic change while simultaneously meeting financial commitments. The Board also took into account the impact of the Company’s long-term performance under Mr. Polk’s leadership.

The LTIP award values and performance-based RSU awards for each of the named executive officers receiving LTIP awards in 2016 were as follows:

Name	LTIP Award Value	Target % of Base Salary	LTIP Performance- Based RSUs
Mr. Polk	$11,625,000	861%	263,034
Mr. Nicoletti	3,255,000	372%	73,659
Mr. Tarchetti	7,000,000	700%	158,406
Ms. Laird	1,750,000	250%	39,601
Mr. Burke	3,315,000	390%	75,016

For each of the named executive officers, 100% of the LTIP award value was provided in performance-based RSUs which vest on the third anniversary of the date of grant. The number of performance-based RSUs granted was derived based on the closing price of the stock of the Company on April 14, 2016, the date immediately preceding the closing of the Jarden acquisition, or $44.19. The Committee utilized the closing stock price for the day prior to the close of the acquisition to better link the executives to the success of the transaction and integration of Jarden. The value reported in the Summary Compensation Table and Grants of Planned Based Awards Table varies from the above amounts because those amounts reflect the stock price on the date of grant and the probable outcome of the performance conditions (relative TSR) for the performance-based RSUs. Based on these factors, the Summary Compensation Table shows an accounting value 30% higher than the grant date stock price. The values in the table above reflect the value the Committee considered when making the 2016 LTIP grants.

For performance-based RSUs granted in 2014 and 2016, the sole performance metric is relative TSR to the peer group and the payout ranges from 200% (if the Company is 1st in the three-year TSR rank) and 0% (if the Company is last in the three-year TSR rank), with interpolation being used for TSR rankings between 1st and last. In addition, the multiplier is 0% in the event that the Company’s three-year TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period. The Company’s TSR as calculated under the LTIP during the three-year performance period beginning on January 1, 2014 and ending December 31, 2016 was 51.76%, placing it 9th out of the 21 companies in the 2014 custom comparator group. As a result, the performance-based RSUs granted to Messrs. Polk, Stipancich, Burke in 2014 and Mr. Tarchetti in December 2015 paid out at 120% of target.

Performance-based RSUs granted in 2015 are earned based on relative TSR performance, average core sales growth, and normalized earnings per share (“EPS”) compound annual growth (“CAGR”) over the three-year performance period with each of the performance metrics equally weighted. The Committee introduced the additional financial metrics in 2015 to incorporate important drivers of Company performance that could be directly influenced by management. The 2016 grant returned to 100% relative TSR due to the complexities related to the Jarden acquisition and integration and establishing long term performance metrics for the combined enterprise at this early stage.

The holder of a performance-based RSU will not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be accrued and paid only to the extent that the applicable performance criteria are met and the performance-based RSUs are earned. Beginning with LTIP awards made in 2017, no dividend equivalents will be paid on either time-based RSUs or performance-based RSUs until vesting.

In addition to the annual grants under the LTIP, from time to time RSUs are granted to executive officers in circumstances such as a promotion, a new hire or for retention purposes. To reinforce our pay for performance philosophy, 100% of the promotion and new hire grants in 2016 were performance-based. The performance conditions attached to these awards require that the Company achieve at least $100 million of aggregate cost/expense reductions resulting from Project Renewal and the integration of Jarden during the period commencing April 16, 2016 and concluding April 30, 2017. In May 2016, to recognize his increased responsibilities as President of the Company, the Committee awarded Mr. Tarchetti 124,463 performance-based RSUs, which vest ratably in one-third increments on the first, second and third anniversaries of the award date if he remains in continuous employment with the Company and the performance conditions are met. In connection with her appointment as Executive Vice President, Chief Human Resources and Communications Officer, Ms. Laird was awarded 78,419 performance-based RSUs subject to the same terms and conditions. Also, in June 2016, in connection with his appointment as Executive Vice President and Chief Financial Officer, the Committee awarded Mr. Nicoletti 62,735 performance-based RSUs, which are subject to the same performance terms and conditions, but which vest ratably in one-half increments on the first and second anniversaries of the award date.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board of Directors or the Committee in February of each year. Due to the timing of the Jarden Acquisition, in 2016 annual equity awards were made in May 2016. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. The Company’s policy is that, except for new hires and certain promotions, all equity awards to named executive officers will be made only at quarterly meetings of the Committee or the Board of Directors, which closely follow the release of the Company’s quarterly or annual financial results.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

Executive Officers and Outside Directors are expected to maintain ownership of Company stock equal to the following applicable market value:

CEO	6 times annual salary
President, COO, CFO	4 times annual salary
Other Management Committee Members	3 times annual salary
Outside Directors (including Chairman of the Board)	5 times annual cash retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs and performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements and shares of Company stock allocated to executives’ accounts under the Newell Rubbermaid 401(k) Savings and Retirement Plan, count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits also apply to named executive officers using the Newell Brands Supplemental Executive Retirement Plan (“SERP”) and/or the SERP Cash Account feature of the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (“2008 Plan”), depending upon the executive’s employment date and participation date in these plans. If the executive was a participant in the SERP before January 1, 2007 (namely, Mr. Burke), the executive participates in both the SERP and 2008 Plan. If the executive was not a participant in the SERP before January 1, 2007 (namely, Messrs. Polk, Nicoletti and Tarchetti and Ms. Laird), the executive participates only in the 2008 Plan.

In 2013, the Company, upon recommendation of the Committee, amended both the SERP and the 2008 Plan in order to: (1) align the retirement benefits provided by these plans with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives; and (4) stabilize the cost of the plans by reducing volatility. Although these changes will result in some incremental costs as the Company transitions to the amended provisions, the Company expects that the changes will reduce the annual expense of these plans by over 10% when fully implemented by the end of 2018.

Under the SERP, the executive accrues an annual benefit at age 65 equal to a target percentage of his or her average annual compensation, reduced pro rata if credited service is less than 25 years, and offset by benefits under the Newell Rubbermaid Pension Plan (“Pension Plan”), Social Security and SERP Cash Account. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, executives who participate in the SERP continue to earn service for purpose of benefit accruals. As a result of the Jarden acquisition, participants in the SERP, including Mr. Burke, became vested their SERP benefits.

If the total projected value of the executive’s benefits under the revised 2008 Plan and revised SERP was less than 90% of the total projected value of benefits under the prior versions of the plans, the Company provides the executive with a transition benefit in order to make up for the estimated loss in value. The primary transition benefit is a supplemental contribution to the executive’s SERP Cash

Account to be paid annually over a five-year period, with the payment for 2016 representing the fourth of five supplemental contributions. These supplemental contributions are in addition to the standard annual contribution made to an executive’s SERP Cash Account, which is generally 6% to 9% of an executive’s eligible compensation. The supplemental contribution is based on annual compensation without regard to the IRS maximum compensation limit for qualified retirement plans, and such contributions are vested upon payment.

Listed below are the transition benefits received by Messrs. Polk and Burke for 2016, which were credited to their accounts in March 2017:

Named Executive Officer	Transition SERP Cash Contribution as a Percentage of Eligible Compensation
Michael B. Polk	11%, or $470,211
William A. Burke	17%, or $292,689

The value of the supplemental contributions for Mr. Polk is primarily driven by the elimination of the 10% supplemental contribution that he was previously entitled to because he did not participate in the SERP. The value of the supplemental contribution for Mr. Burke is primarily driven by the freezing of compensation and offsets for purposes of calculating benefits under the SERP as well as the change to the definition of compensation used to determine contributions made to the SERP Cash Account. In each case, the supplemental contribution made to the SERP Cash Accounts is intended to compensate the executive for benefits that were expected to be received at retirement prior to the changes in the plans. As recently hired executives that had yet to participate in the prior versions of the SERP and 2008 Plan, neither Mr. Nicoletti, Mr. Tarchetti nor Ms. Laird receive any transition benefits. For more information regarding the retirement benefits under the SERP and 2008 Plan, see “Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Named executive officers participate in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites. In 2016, Messrs. Nicoletti, Stipancich, Burke and Tarchetti and Ms. Laird received monthly stipends of $1,803 under this program while employed. Mr. Polk received a monthly stipend of $3,000.

While the Company maintains corporate aircraft primarily for business travel, the Committee believes that it is often in the best interests of the Company from a productivity, safety and security concern that the CEO be permitted to use the aircraft for personal travel. Pursuant to his compensation arrangement, Mr. Polk is limited to personal use up to $165,000 in incremental cost to the Company annually, and any use in excess of such amount in the applicable year results in an equivalent reduction in the payout to be received by him under the Bonus Plan. As Mr. Polk’s usage in 2016 was less than $165,000, he did not receive any bonus adjustment. Other named executive officers may use the corporate aircraft for personal travel on a limited basis.

Additional benefits for the named executive officers include:

•

Company contributions to the Newell Rubbermaid 401(k) Savings and Retirement Plan (“401(k) Plan”), including Company contributions that match employee deferrals as well as retirement savings contributions;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company; and

•

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

Deductibility of Compensation

Section 162(m) limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the Bonus Plan and equity awards subject to Company performance criteria generally qualify as fully deductible performance-based compensation. Any equity awards (other than stock options) with vesting provisions that are not based on Company performance criteria are not likely to qualify as performance-based compensation and therefore may not be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). The Company expects that the majority of compensation to named executive officers, including awards under the Bonus Plan, the exercise of stock options and the vesting of annual performance-based RSU awards will be deductible for federal income tax purposes.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of the Company’s executive compensation program, and to enhance stockholder value.

2016 Annual Compensation Opportunity

As outlined above, in 2016 the Company completed the transformative acquisition of Jarden, which more than doubled the size of the Company. The annual compensation of the Company’s existing executives was increased to reflect the additional roles and substantial increase in responsibilities, and the Company hired additional executives with the experience necessary to successfully complete an integration and manage an enterprise of this magnitude. Summarized below is the 2016 annualized target compensation opportunity for the NEOs which reflects the promotion increases and the arrangements with the Company’s new executives:

Executive	Base Salary	Bonus Target	LTIP Target	Target Total Direct Compensation
Mr. Polk	$1,350,000	150%, or $2,025,000	$11,625,000	$15,000,000
Mr. Nicoletti	$875,000	100%, or $875,000	$3,255,000	$5,005,000
Mr. Tarchetti	$1,000,000	100%, or $1,000,000	$7,000,000	$9,000,000
Mr. Burke	$850,000	100%, or $850,000	$3,315,000	$5,015,000
Ms. Laird	$700,000	100%, or $700,000	$1,750,000	$3,150,000

New Hire and Promotion Awards

Mr. Nicoletti received a one-time lump sum new hire bonus of $1,900,000. In the event Mr. Nicoletti voluntarily terminates his employment with the Company within the first 12 months of his employment, he is required to reimburse the Company for 100% of the new hire bonus. He also received an additional 62,735 performance-based RSUs on his hire date. The new hire cash and equity awards were primarily intended to replace compensation forfeited when he left his prior employer, including foregone equity and annual incentive payments, and to provide immediate alignment to Newell Brands’ and our shareholders’ objectives.

Ms. Laird received a one-time lump sum new hire bonus of $750,000. In the event Ms. Laird voluntarily terminates her employment with the Company within the first 12 months of her employment, she is required to reimburse the Company for 100% of the new hire bonus. She also received an additional 78,419 performance-based RSUs on her hire date. The new hire cash and equity awards were primarily intended to replace compensation forfeited when she left her prior employer, including foregone equity, annual incentive payments and retirement-related compensation, and to provide immediate alignment to Newell Brands’ and our shareholders’ objectives.

In addition, as summarized under Long-Term Incentive Compensation above, in part to recognize his increased responsibilities as President of the Company, the Committee awarded Mr. Tarchetti 124,463 additional performance-based RSUs. Such performance-based RSUs, as well as those granted to Mr. Nicoletti and Ms. Laird, included expense management targets related to Project Renewal and the Jarden integration.

Termination Benefits

Mr. Polk’s compensation arrangement provides that, in the event he is involuntarily terminated prior to a change in control (except for good cause or a violation of the Company’s Code of Business Conduct and Ethics) or resigns for good reason (as such terms are defined in his Employment Security Agreement), he will be entitled to the following benefits: (i) salary continuation payments for two years, but with all remaining payments paid in a lump sum by the March 15th after the year of termination; (ii) a lump sum cash payment for COBRA continuation of medical and dental coverage for two years equal to the difference between the COBRA premium and coverage rates for active employees; (iii) a pro-rata portion of his annual cash bonus under the Bonus Plan for the year of termination; (iv) vesting of the balance of his SERP Cash Account (including interest accrued thereon); and (v) a one year window to exercise the stock options awarded to him in July 2011 in connection with his hiring.

In the event that Messrs. Nicoletti, Tarchetti, Burke or Ms. Laird is terminated for any reason other than good cause (as defined in their respective offer letters), the executive will be entitled to: (i) receive severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Company’s Severance Plan for Executives in Bands 10 and above (the “Severance Plan”) payable in a lump sum no later than 60 days after termination; (ii) receive other benefits in the Severance Plan that run concurrently with the severance pay such as a COBRA subsidy and outplacement services; (iii) receive the executive’s management cash bonus prorated by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15th of the following year; (iv) retain a pro-rated portion of the executive’s unvested stock options or RSUs, which shall continue to vest according to their original respective vesting dates; and (v), with respect to Messrs. Nicoletti and Tarchetti and Ms. Laird, receive any unvested portion of their respective Project Renewal and integration related equity awards granted in 2016, which shall vest upon satisfaction of the performance criteria applicable to the award. In addition, if Mr. Burke is terminated without cause prior to April 15, 2019, or retires on April 15, 2019, then he will retain all of his stock options and RSUs that will vest within the 36-month period following such termination, all of which shall continue to vest pursuant to their original vesting schedule. In order to receive these benefits, the executive will be required to sign a separation and release of claims agreement that contains confidentiality, non-solicitation and non-competition obligations. In the event of the executive’s termination following a Change-in-Control (as such term is defined in the respective Employment Security Agreement described below), the executive will not receive benefits under their respective compensation arrangement, and severance benefits will be determined in accordance with the executive’s Employment Security Agreement. However, the executive may elect to waive his or her right to receive benefits under his or her Employment Security Agreement and elect to receive benefits under their respective compensation arrangement.

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. The ESAs do not contain tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because the Company does not generally have employment agreements or long-term employment arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESAs that prohibit them from competing with the Company and from soliciting Company employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator group. The Committee, with the assistance of its independent compensation consultant, continues to monitor best practices with respect to ESAs.

Severance Plan

The Company maintains the Newell Rubbermaid Severance Plan (the “Severance Plan”), the purpose of which is to provide continuation of base salary and health care benefits for a period of time in order to assist the former employee to transition to new employment. Eligibility for benefits is conditioned on an employee incurring an involuntary termination of employment under certain circumstances and agreeing to sign a general release of claims and to abide by certain non-competition, non-solicitation and confidentiality provisions. Under the Severance Plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($265,000 for 2016). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates. The Company believes that appropriate severance benefits are important to attracting and retaining talented executives.

Stipancich Separation Agreement

On May 12, 2016, the Company and John K. Stipancich, the Company’s former Executive Vice President and Chief Financial Officer, entered into a separation agreement and general release (the “Separation Agreement”) pursuant to which he agreed to a customary release and restrictive covenants. The Separation Agreement entitled Mr. Stipancich to: (1) a lump sum severance payment of $618,000; (2) his pro-rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level, or $372,087; (3) continued vesting of restricted stock unit grants that would have otherwise vested within two years after his termination of employment, which will vest on their original vesting dates (subject to the satisfaction of any applicable performance conditions); (4) a distribution of his SERP Cash Account of $1,162,312; and (5) certain other benefits, including continued medical coverage for 52 weeks and accrued but unused vacation of $25,606 and a cash payment of $15,000.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(4)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Non qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(5)		Total ($)
Michael B. Polk, Chief Executive Officer	2016 2015 2014	$1,312,500 1,200,000 1,200,000	$	— — —	$16,552,730 9,449,984 8,559,614		$2,827,125 2,962,150 1,839,240	(4) (4)	$	— — —	$992,187 775,079 752,705		$21,684,542 14,387,213 12,351,559
Ralph Nicoletti, Executive Vice President, Chief Financial Officer	2016	493,845		1,900,000	7,762,629		709,161			—	52,375		10,918,010
John K. Stipancich, Former Executive Vice President and Chief Financial Officer	2016 2015 2014	433,250 592,958 535,000		— — 88,000	4,139,416 1,668,556 1,091,601	(5)	— 820,411 439,289			11,193 1,998 1,378	2,221,306 315,755 297,906	(5)	6,805,165 3,399,678 2,453,174
Mark S. Tarchetti, President	2016 2015 2014	922,212 616,000 616,000		— — 115,000	15,993,744 4,394,813 —		1,283,945 863,940 573,250			— — —	164,877 226,256 136,359		18,364,778 6,101,009 1,440,609
Fiona C. Laird, Executive Vice President, Chief Human Resources and Communications Officer	2016	410,764		750,000	6,195,064		589,857			—	58,567		8,004,252
William A. Burke, Executive Vice President, Chief Operating Officer	2016 2015 2014	796,053 660,000 660,000		— — —	4,720,757 1,529,513 1,574,009		1,101,490 925,650 552,776			361,259 303,906 697,311	490,887 405,332 359,240		7,470,446 3,824,401 3,843,336

(1)	Bonus Amounts. In 2016, Mr. Nicoletti and Ms. Laird received one-time new hire bonuses in connection with the commencement of their employment of $1,900,000 and $750,000, respectively. In 2015, Mr. Stipancich was awarded a one-time cash bonus of $88,000 in consideration for his service as Interim Chief Financial Officer during 2014 at which time he also served as General Counsel and Corporate Secretary. He continued to serve as General Counsel and Corporate Secretary until April 1, 2015. In addition, in 2015, Mr. Tarchetti was awarded a one-time cash bonus of $115,000 for his performance in 2014, primarily related to his role in the successful completion of the Ignite, bubba and Baby Jogger acquisitions.

(2)

Stock Awards.    This column shows the grant date fair value of awards of performance-based RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In May 2016, performance-based RSUs were awarded under the LTIP in the following amounts: Mr. Polk, 263,034 RSUs; Mr. Tarchetti, 158,406 RSUs; Mr. Burke, 75,016 RSUs; and Ms. Laird, 39,601 RSUs. In May 2016, Mr. Tarchetti and Ms. Laird also received 124,463 and 78,419, respectively, new hire or promotion, performance-based RSUs which are subject to the achievement of expense management performance targets. In June 2016, Mr. Nicoletti received 73,659 performance-based RSUs under the LTIP and received 62,735 new hire, performance-based RSUs which are subject to the achievement of expense management performance targets. The grant date fair values of these performance–based RSU awards are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. As a result, the fair value for purposes of the table represents approximately 130% of the actual stock price on the grant date. The values of the May 2016 annual performance-based RSUs awarded under the LTIP on the grant date assuming that the performance condition will be achieved at the maximum level are the following: Mr. Polk, $25,576,738; Mr. Tarchetti, $21,361,392; Ms. Laird, $7,517,128; and Mr. Burke, $7,262,703. The value of Mr. Nicoletti’s June 2016 annual performance-based RSUs awarded under the LTIP on the grant date assuming that the performance condition will be achieved at the maximum level is

$10,287,943. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2016 stock awards can be found in the table “2016 Grants of Plan-Based Awards.” Details regarding the 2016, 2015 and 2014 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2016 Fiscal Year-End.”

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and the Company’s Pension Plan for the years ended December 31, 2016, 2015 and 2014 (the measurement dates for reporting purposes of these plans in the Company’s Form 10-K filings) for those named executive officers who participate in these plans. Mr. Stipancich’s amount includes $11,193 in above market earnings under the SERP Cash Account feature of the 2008 Plan. No other named executive officer participated in a plan with above-market earnings. Messrs. Polk, Tarchetti and Stipancich and Ms. Laird only participate in the SERP Cash Account feature of the 2008 Plan and do not participate in either the SERP or the Pension Plan. Mr. Burke participates in both the SERP and the Pension Plan. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to Footnote (2) to the 2016 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2016. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table, with the increases in 2016 due primarily to an additional year of service accrual under the SERP.

(4)	Reduction of Mr. Polk’s Award under the Bonus Plan. As described in the Compensation Discussion and Analysis section above, in connection with Mr. Polk’s compensation arrangement any amounts in excess of $165,000 in incremental cost to the Company for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. As a result of this provision, the amounts paid to Mr. Polk under the Bonus Plans for 2015 and 2014 were reduced by $7,850 and $46,620, respectively.

(5)	Stipancich Separation Agreement. As described in the Compensation Discussion and Analysis section above, in connection with Mr. Stipancich’s separation from the Company, he was permitted to retain time-based and performance–based RSUs awarded to him in 2014 and 2015 which will vest on their original vesting dates. The value of these modified awards on the date of modification in 2016 is reflected in the Stock Awards column as $4,139,416. The modification of the awards resulted in incremental value of $1,379,259 over the initial grant date fair value. Mr. Stipancich also received (i) a lump sum severance payment of $618,000; (ii) his pro-rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level, or $372,087; (iii) a distribution of his SERP Cash Account of $1,162,312; and (iv) certain other benefits, including continued medical coverage for 52 weeks and accrued but unused vacation of $25,606 and a cash payment of $15,000.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion.

Bonus.    The “Bonus” column of the Summary Compensation Table shows special bonus, guaranteed minimum bonuses under the Bonus Plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of RSUs in accordance with ASC 718 for each named executive officer.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the 2016 Grants of Plan-Based Awards table.

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2016.

Name	Personal Use of Aircraft (1)	Other Perquisites and Personal Benefits (2)	401(k) Savings and Retirement Plan (3)	SERP Cash Account Credit (4)	Insurance Premiums (5)	Severance related compensation (6)	Total
Michael B. Polk	$135,992	$38,600	$21,100	$790,984	$5,511	$—	$992,187
Ralph Nicoletti	—	11,721	21,200	18,308	1,146	—	52,375
John K. Stipancich	—	15,327	10,600	—	2,374	2,193,005	2,221,306
Mark S. Tarchetti	9,434	29,549	18,550	106,481	863	—	164,877
Fiona C. Laird	—	24,696	21,100	11,661	1,110	—	58,567
William A. Burke	13,687	23,643	23,850	423,793	5,914	—	490,887

(1)	Personal Use of Aircraft. This column shows the estimated incremental cost to the Company in 2016 of providing personal use of Company-owned aircraft to Messrs. Polk, Burke and Tarchetti. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. With respect to Mr. Polk, any amounts exceeding $165,000 are deducted from amounts to be paid to him under the Bonus Plan.

(2)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) monthly cash stipends paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites; and (b) all amounts paid by the Company for physical examinations of Messrs. Polk, Burke and Tarchetti, which are permitted pursuant to Company policy.

(3)	401(k) Savings and Retirement Plan. This column shows the amount of all Company Matching Contributions and Retirement Savings Contributions made for 2016 under the 401(k) Plan on behalf of each named executive officer.

(4)	SERP Cash Account Credit. Each of the named executive officers is eligible to participate in the 2008 Plan, including the SERP Cash Account feature. This column shows the employer contribution for 2016 (exclusive of employee deferrals) which was credited to each named executive officer’s SERP Cash Account in March of 2017, as described below under “Deferred Compensation Plans—2008 Plan.”

(5)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2016 for (a) life insurance premiums: Mr. Polk, $1,702; Mr. Nicoletti, $1,013; Mr. Stipancich, $558; Mr. Tarchetti, $464; Ms. Laird, $877; and Mr. Burke, $1,702; and (b) long-term disability insurance premiums: Mr. Polk, $3,809; Mr. Nicoletti, $133; Mr. Stipancich $1,816; Mr. Tarchetti, $399; Ms. Laird, $233; and Mr. Burke, $4,212.

(6)	Severance Related Compensation. In connection with his separation from the Company, Mr. Stipancich received: (i) a lump sum severance payment of $618,000; (i) his pro-rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level, or $372,087; (iii) a distribution of his SERP Cash Account of $1,162,312, and (iv) accrued but unused vacation of $25,606 and a cash payment of $15,000.

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael B. Polk	2/11/2016		1,968,750	3,937,500
	5/11/2016					263,034	526,068		16,552,730
Ralph Nicoletti	6/8/2016					73,659	147,318		4,689,869
	6/8/2016							62,735	3,072,760
	6/8/2016		493,845	987,690
John K. Stipancich	2/11/2016		368,263	736,526
	5/12/2016					20,049	40,098		1,265,132
	5/12/2016							13,366	648,786
	5/12/2016					25,129	50,258		1,412,356
	5/12/2016							16,752	813,142
Mark S. Tarchetti	2/11/2016		894,112	1,788,224
	5/11/2016					158,406	316,812		9,968,490
	5/11/2016							124,463	6,025,254
Fiona C. Laird	5/31/2016					39,601	79,202		2,455,262
	5/31/2016							78,419	3,739,802
	5/31/2016		410,764	821,528
William A. Burke	2/11/2016		767,054	1,534,108
	5/11/2016					75,016	150,032		4,720,757

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Potential payouts under the Bonus Plan were based on performance in 2016. Thus, the information in the “Target” and “Maximum” columns reflects the range of potential payouts when the performance goals were set in March 2016.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. This column includes the number of performance-based RSUs granted, or in the case of Mr. Stipancich, modified, in 2016 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if the three-year total performance and market conditions are met at the target level. Actual shares, if any, will be awarded in May 2019 (except for Mr. Stipancich’s RSUs, with respect to which shares will be awarded in February 2017 and February 2018, and for 73,659 performance-based RSUs granted to Mr. Nicoletti, with respect to which shares will be awarded in June 2019) and may range from 0% to 200% of the target. For additional information on performance-based RSUs, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation-Long-Term Incentive Compensation.”

(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Threshold Payout. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Bonus Plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the payouts made under the Management Cash Bonus Plan with respect to 2016 performance, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation-Annual Incentive Compensation.”

(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 150% of full year salary; for Mr. Nicoletti, 100% of full year salary; for Mr. Tarchetti, 85% of salary from January 1, 2016 through April 15, 2016, and 100% of salary thereafter; for Ms. Laird, 100% of full year salary; and for Mr. Burke, 85% of salary from January 1, 2016 through April 15, 2016, and 100% salary thereafter.

(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 300% of his full year salary; for Mr. Nicoletti, 200% of his full year salary; for Mr. Tarchetti, 170% of his salary from January 1, 2016 through April 15, 2016, and 200% of his salary thereafter; for Ms. Laird, 200% of her full year salary; and for Mr. Burke, 170% of his salary from January 1, 2016 through April 15, 2016, and 200% of his salary thereafter.

(6)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based RSUs awarded to the named executive officers in 2016. This column also includes 62,735, 124,463 and 78,419, new hire or promotion, performance-based RSUs awarded to Messrs. Nicoletti and Tarchetti and Ms. Laird, respectively, that are subject to the achievement of expense management performance targets. For additional information on these awards, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”

(7)	Grant Date Fair Value of Stock Awards. This column shows the grant date fair value of awards of RSUs granted to the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs awarded. See Footnote 15, Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the Company’s 2016 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael B. Polk(5)	225,872	—	15.15	7/18/2021	77,871	3,476,940	677,421	30,246,846
Ralph Nicoletti(6)					—	—	136,394	6,089,992
John K. Stipancich(7)					30,118	1,344,769	45,178	2,017,198
Mark S. Tarchetti(8)					32,321	1,443,133	331,350	14,794,778
Fiona C. Laird(9)					—	—	118,020	5,269,593
William A. Burke(10)					34,629	1,546,185	126,960	5,668,764

(1)	Option Awards. All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all time-based RSU awards held by the named executive officer as of December 31, 2016. Except as described below, all time-based RSU awards awarded to the named executive officers vest on the third anniversary of the date of grant.

(3)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the value of the number of shares of common stock covered by the time-based RSU awards valued using $44.65 (the closing market price of the Company’s common stock on December 30, 2016).

(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $44.65 (the closing market price of the Company’s common stock on December 30, 2016). The value provided assumes the performance-based RSU awards pay out at target and any stock price targets or other performance criteria are achieved.

(5)	Vesting Dates—Polk. The vesting dates of the time-based RSU awards are as follows: February 12, 2017 (77,871 RSUs). The vesting dates of the performance-based RSUs are as follows: February 12, 2017 (181,700 RSUs), February 11, 2018 (232,678 RSUs) and May 11, 2019 (263,034 RSUs).

(6)	Vesting Dates—Nicoletti. The vesting dates of the performance-based RSU awards are as follows: June 8, 2019 (73,659 RSUs). He will also vest in an additional 62,735 new hire, performance-based RSUs as follows: June 8, 2017 (31,367 RSUs) and June 8, 2018 (31,368 RSUs).

(7)	Vesting Dates—Stipancich. The vesting dates of the time-based RSU awards are as follows: February 12, 2017 (13,366 RSUs) and February 11, 2018 (16,752 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 12, 2017 (20,049 RSUs) and February 11, 2018 (25,129 RSUs).

(8)

Vesting Dates—Tarchetti.    The vesting dates of the time-based RSU awards are as follows: February 12, 2017 (5,996 RSUs), December 28, 2017 (5,996 RSUs), February 11, 2018 (9,555 RSUs) and December 28, 2018 (10,774 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 12, 2017 (26,982 RSUs), February 11, 2018 (21,499 RSUs), and May 11, 2019 (158,406 RSUs). He will also vest in an additional 124,463 promotion, performance-based RSUs as follows: May 11, 2017 (41,487 RSUs), May 11, 2018 (41,488 RSUs) and May 11, 2019 (41,488 RSUs).

(9)	Vesting Dates—Laird. The vesting dates of the performance-based RSU awards are as follows: May 31, 2019 (39,601 RSUs). She will also vest in an additional 78,419 new hire, performance-based RSUs as follows: May 31, 2017 (26,139 RSUs), May 31, 2018 (26,140 RSUs) and May 31, 2019 (26,140 RSUs).

(10)	Vesting Dates—Burke. The vesting dates of the time-based RSU awards are as follows: February 12, 2017 (19,273 RSUs) and February 11, 2018 (15,356 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 12, 2017 (28,909 RSUs), February 11, 2018 (23,035 RSUs) and May 11, 2019 (75,016 RSUs).

2016 Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Michael B. Polk	—	—	434,177	14,874,904
Ralph Nicoletti	—	—	—	—
John K. Stipancich	—	—	59,165	2,050,045
Mark S. Tarchetti	—	—	85,070	2,914,498
Fiona C. Laird	—	—	—	—
William A. Burke	10,000	171,300	92,846	3,203,956

(1)	Value Realized on Exercise. The dollar value realized reflects the difference between the closing price of the Company’s common stock on the date of the exercise and the stock option exercise price.

(2)	Value Realized on Vesting. Represents the number of vested shares of RSUs valued using the closing market price of the Company’s common stock on the relevant vesting date.

Retirement Plans

The Company provides its eligible executives in the U.S. with retirement benefits using a combination of the Newell Rubbermaid Inc. Pension Plan (the “Pension Plan”), the Newell Rubbermaid 401(k) Savings and Retirement Plan (the “401(k) Plan”), the Newell Rubbermaid Inc. Supplemental Executive Retirement Plan (the “SERP”) and the 2008 Deferred Compensation Plan (the “2008 Plan”).

2016 Pension Benefits

Mr. Burke is the only named executive officer who participates in the SERP and Pension Plan. This table shows: (1) the years of credited service for benefit purposes currently credited to Mr. Burke under the SERP and Pension Plan as of December 31, 2016; and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to Mr. Burke as of December 31, 2016 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
William A. Burke	SERP	14 years, 1 month	2,472,820	—
	Pension Plan	2 years, 1 month	74,069	—

(1)	Years of Credited Service. The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2016, the measurement date used for reporting purposes in the Company’s 2016 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals.

(2)	Present Value of Accumulated Benefit. The present value of accumulated benefits shown in this column are calculated as of December 31, 2016, the measurement date used for reporting purposes in the Company’s 2016 Form 10-K. Assumptions used in determining these amounts include a 4.18% discount rate for the SERP, 3.93% discount rate for the Pension Plan and the RP 2014 White Collar Mortality with projection of mortality improvement using Scale MP 2016, consistent with assumptions used for reporting purposes in the Company’s 2016 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 13 to the Consolidated Financial Statements contained in the Company’s 2016 Annual Report on Form 10-K for information regarding the assumptions used by the Company for reporting purposes. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a Pension Plan benefit amount and the executive’s SERP Cash Account feature of the 2008 Plan. A discussion of the SERP appears below.

(3)	Payments During Last Fiscal Year. No named executive officer received payments from the SERP or Pension Plan during 2016.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Mr. Burke).

Gross Benefit Formula.    The SERP calculates a gross pension benefit payable at Normal Retirement Date (age 65) prior to applying certain benefit offsets. The gross SERP benefit formula for Mr. Burke is a monthly benefit equal to 1/12th of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, Mr. Burke will continue to earn service for purposes of benefit accruals and vesting.

Compensation.    Compensation for purposes of the gross SERP benefit formula generally includes base salary and management cash bonus amounts, paid prior to April 1, 2013. However, for Mr. Burke, the amount of bonus compensation for 2006 and through March 31, 2013, generally was adjusted to equal the amount that would have been received by him under the bonus plan in effect for 2005.

Social Security and Pension Benefit Offsets.    The gross SERP benefit of each executive is reduced by Mr. Burke’s monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the executive would have accrued by April 1, 2013 if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    Mr. Burke’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of January 1st following the year of his termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by the Company in its Form 10-K for pension expense reporting purposes for the year of Mr. Burke’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the full balance as of

April 1, 2013 (both vested and unvested amounts) of his SERP Cash Account under the 2008 Plan accumulated with earnings through the January 1st after the year of his termination of employment. The remaining SERP balance (if any) is transferred to his SERP Cash Account under the 2008 Plan, for the payout described below.

Benefit Entitlement.    As a result of the acquisition of Jarden in April 2016, Mr. Burke became vested in his SERP benefit.

Time and Form of Benefit Payment.    Mr. Burke will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be in the year after the year of Mr. Burke’s termination of employment, but not sooner than six months after the date of such termination.

Forfeiture Events.    Mr. Burke will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2016 Pension Benefits table above.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible U.S. employees of the Company. The Pension Plan was amended to cease future benefit accruals and to suspend the addition of any future participants for non-union employees, including the named executive officers, beginning on January 1, 2005. As a result, among the named executive officers, only Mr. Burke is a participant in the Pension Plan.

Benefit Formula.    With respect to Mr. Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. For purposes of the Pension Plan, compensation generally includes regular or straight-time salary or wages, up to the applicable Internal Revenue Code limits. Mr. Burke does not earn any additional pension benefits after December 31, 2004, however, he continues to earn years of service for vesting and early retirement eligibility purposes.

Retirement Benefit.    Mr. Burke is not yet eligible for a normal or early retirement benefit under the Pension Plan. However, since he has completed five years of service, he is eligible for a deferred retirement benefit following termination of employment, beginning at age 65. Mr. Burke will become eligible for a reduced early retirement benefit at age 60 if he terminates employment with at least 15 years of vesting service.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in Footnote (2) to the 2016 Pension Benefits table above.

401(k) Savings and Retirement Plan

In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Plan to provide retirement contributions for eligible non-union participants beginning in 2005.

The Company makes retirement contributions to a participant’s account each year under the 401(k) Plan in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2
40-49	3
50-59	4
60 or more	5

All retirement contributions become vested after three years of service, beginning on the participant’s date of hire. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers, except Ms. Laird and Mr. Nicoletti, are fully vested in the retirement contributions as of December 31, 2016.

2016 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2016, the earnings accrued on the named executive officer’s account balances in 2016 and the account balances at December 31, 2016 under the 2008 Plan.

Name	Name of Plan	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Michael B. Polk	2008 Plan	—	790,984	175,279	—	3,134,596
Ralph Nicoletti	2008 Plan	—	18,308	—	—	18,308
John K. Stipancich	2008 Plan	—	—	39,311	(1,162,312)	—
Mark S. Tarchetti	2008 Plan	—	106,481	14,792	—	260,288
Fiona C. Laird	2008 Plan	—	11,661	—	—	11,661
William A. Burke	2008 Plan	—	423,793	258,174	—	2,137,594

(1)	Company Contributions in Last FY. For 2016, the Company credited each named executive officer’s SERP Cash Account with these amounts under the 2008 Plan in March 2017, as reported in the All Other Compensation column (herein, the “AOC” column) of the 2016 Summary Compensation Table.

(2)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2016 reported in this column for each named executive officer is not included in the 2016 Summary Compensation Table, except that above market earnings of $11,193 earned by Mr. Stipancich under the SERP Cash Account feature of the 2008 Plan are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	Aggregate Withdrawals/Distributions. Mr. Stipancich, received a distribution of his SERP Cash Account of $1,162,312 in connection with his separation from the Company.

(4)	Aggregate Balance at Last FYE. The following amounts were reported in the Summary Compensation Table in prior years: Mr. Polk $2,060,202; Mr. Stipancich $750,910; Mr. Tarchetti $140,660 and Mr. Burke $1,110,328. All SERP Cash Account credits are reported in the AOC column of the Summary Compensation Table.

Deferred Compensation Plan

2008 Plan

Eligibility.    All of the named executive officers are eligible to participate in the 2008 Plan.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year to the 2008 Plan. The deferred amounts are credited to an account established for the participant.

SERP Cash Account Feature—Basic Contribution.    All named executive officers participate in the SERP Cash Account feature under the 2008 Plan. All named executive officers receive an annual basic contribution credit, as provided in the table below.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

SERP Cash Account—Transition Contribution.    Effective April 1, 2013, SERP Cash Account transition contributions were earned by Messrs. Polk and Burke. The transition contribution is made to the SERP Cash Account for each named executive officer annually over a five-year period. These transition contributions are made in addition to the basic 6% to 9% annual contributions described above. The transition contributions vested on March 31, 2016 (and immediately for contributions made thereafter) as long as the executive is actively employed on such date. Transition contributions are provided in the table below.

Named Executive Officer	% of Eligible Compensation
Michael B. Polk	11
William A. Burke	17

Additional Contributions.    The Company may make additional discretionary matching and retirement savings contributions for participants whose Company matching and retirement savings contributions to the Company’s 401(k) Savings and Retirement Plan are reduced due to their compensation deferrals under the 2008 Plan. Historically, the Company has made additional retirement savings contributions but not additional Company matching contributions. None of the named executive officers received such additional retirement savings contributions in 2016.

Compensation.    Compensation for purposes of determining the SERP Cash Account basic contribution generally is the sum of (1) base salary paid during the calendar year over the IRS maximum compensation limit for qualified retirement plans and (2) management cash bonus (if any) paid in the same calendar year. Compensation for purposes of determining the SERP Cash Account transition contribution generally is the sum of (1) base salary paid during the calendar year and (2) management cash bonus (if any) paid in the same calendar year.

Vesting.    All named executive officers are fully vested in their SERP Cash Account balances.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the participant’s account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The SERP Cash Account will be paid out in a lump sum upon termination of employment for each named executive officer. The payment or commencement of the benefits will be made in the year after the year of the participant’s termination of employment, but not sooner than six months after the date of such termination. A participant also may elect, at the time of the participant’s initial deferral election, to have deferrals paid in January of any year during the participant’s employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment.

In addition, upon a participant’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the participant’s payment election for amounts payable on a termination of employment. Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment. A participant may also request a distribution as necessary to satisfy an unforeseeable emergency.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company or only upon a change in control of the Company. All named executive officers are eligible for benefits under these circumstances as of December 31, 2016.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has entered into ESAs with each current named executive officer, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•

A lump sum severance payment equal to the sum of: (1) two times (three times in the case of Mr. Polk) the executive’s annual base salary, (2) two times (three times in the case of Mr. Polk) the executive’s bonus under the Bonus Plan and (3) a pro-rata portion of the executive’s bonus under the Bonus Plan for the year of the executive’s termination of employment.

•

All benefits under the SERP and the 2008 Plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the executive’s benefits under the 401(k) Plan shall be paid in a lump sum.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

•

Continued medical coverage provided in the form of subsidized COBRA coverage that extends generally for 24 months, coverage under all other welfare plans generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of the executive.

•

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for two years following any termination of the executive’s employment.

2010 Stock Plan and 2013 Incentive Plan

If any awards under the 2010 Stock Plan or the 2013 Incentive Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

SERP/2008 Plan

See the discussion under “2016 Pension Benefits—SERP” and “2016 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. For purposes of the SERP and 2008 Plan, a “change in control” is determined under the 2003 Stock Plan.

Compensation Arrangements

Under each named executive officer’s compensation agreement and ESA, the benefits payable to him or her upon termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 Stock Plan, 2013 Incentive Plan and 2008 Plan. General severance benefits under these compensation arrangements apply only upon qualifying termination of employment prior to a change in control.

Termination of Employment—No Change in Control

Company Severance Plan

As described above under the caption “Compensation Discussion and Analysis—Severance Plan”, the Company has a severance plan that provides benefits to non-union employees, including the named executive officers (except for Mr. Polk), who are involuntarily terminated without cause due to a plant closing, layoff or reduction in force, or other similar reason.

Under the Severance Plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($265,000 for 2016). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates.

2010 Stock Plan and 2013 Incentive Plan

The following applies to stock options and RSUs issued under the 2010 Stock Plan and the 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

Stock Options: In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his or her termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his or her termination (or the expiration of the term of the option, if earlier).

With respect to the 225,872 stock options awarded to Mr. Polk in 2011 pursuant to his compensation arrangement (all of which vested in 2014), in addition to the above, if he is involuntarily terminated (except for good cause or violation of the Company’s Code of Business Conduct and Ethics); voluntarily terminates his employment for good reason; or if he retires after he reaches the age of 55 and has at least five years of service, then all such outstanding options would continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier). If the sum of his age and years of service at retirement is at least 65 but less than 70, his options remain exercisable for five years following his termination (or the expiration of the term of the option, if earlier), and if the sum of his age and years of service at retirement is at least 70, his options remain exercisable for 10 years following his termination (or the expiration of the term of the option, if earlier).

Restricted Stock Units (RSUs): In general, if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. However, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his or her termination.

With respect to RSUs granted in 2014, 2015 and 2016, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36. The pro-rated awards will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited. In addition, the compensation arrangements for each of Messrs. Tarchetti, Burke, and Nicoletti and Ms. Laird provide for continued vesting of all or a prorata portion of RSUs upon involuntary termination without cause or, in Mr. Burke’s case, retirement. See “Compensation Discussion and Analysis—Termination Benefits”.

Additional Provisions: The Board of Directors may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause, the Board has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

SERP/2008 Deferred Compensation Plan

All named executive officers are fully vested in their SERP Cash Account balances.

Under the 2008 Plan, assuming a termination of employment on December 31, 2016 due to death or disability, each current named executive officer would be entitled to the entire balance of their 2008

Plan account as reported in the “Aggregate Balance at Last FYE” column of the 2016 Nonqualified Deferred Compensation table.

Compensation Arrangements

For additional information regarding benefits payable to the named executive officers in the event they are terminated for any reason other than good cause (or, in the case of Mr. Polk, in the event of voluntary termination for good reason), see “Compensation Discussion and Analysis—Termination Benefits.”

Change in Control Only—No Termination of Employment

2010 Stock Plan and 2013 Incentive Plan

Under the 2010 Stock Plan and the 2013 Incentive Plan (with respect to awards granted prior to 2015), upon a change in control of the Company, (1) all awards that are subject to performance goals become fully exercisable, without restriction, as though the performance goals were met at the level that provides for a target payout and (2) all other awards that are not replaced with equivalent equity awards become fully exercisable without restriction. Awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Beginning in 2015, performance-based RSUs granted under the 2013 Incentive Plan no longer will vest without restriction unless not replaced with equivalent equity awards.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

SERP/2008 Deferred Compensation Plan

As of December 31, 2016, all active participants in the 2008 Plan are vested in their SERP Cash Account balances. Mr. Burke’s benefits under the SERP became fully vested upon the Company’s acquisition of Jarden on April 15, 2016.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2016.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company and termination of employment of the named executive officer on December 31, 2016. The Compensation included is only that which would have been payable as a result of the applicable triggering event. This table excludes the value of pension benefits that are disclosed in the 2016 Pension Benefits Table on page 42 and the amounts payable under deferred compensation plans that are disclosed in the 2016 Nonqualified Deferred Compensation Table on page 45.

Name	Michael B. Polk	Ralph Nicoletti	Mark S. Tarchetti	Fiona C. Laird	William A. Burke
Three/Two Times Base Salary	$4,050,000	$1,750,000	$2,000,000	$1,400,000	$1,700,000
Two/Three Times Target Bonus	6,075,000	1,750,000	2,000,000	1,400,000	1,700,000
Prorata Bonus	2,025,000	875,000	1,000,000	700,000	850,000
Value of Unvested Restricted Stock Units(1)	33,723,786	6,089,992	16,237,910	5,269,593	7,214,949
Welfare Benefits for Severance Period(2)	13,416	13,416	13,416	13,416	13,416
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500
Reduction (§280G)(3)	—	—	2,375,653	—	—

Total	$45,894,702	$10,485,908	$18,883,173	$8,790,509	$11,485,865

(1)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of the RSUs that would vest upon a change in control and termination of employment on December 31, 2016, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 30, 2016 ($44.65).

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24-month severance period for each named executive officer.

(3)	Payment Reduction (§280G). Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies to the named executive officers under their respective ESAs. However, for Mr. Nicoletti, a reduction in payments would not occur for 2016 under his ESA because the payment of an excise tax of $1,255,294 would produce a greater overall net after-tax benefit to him. Similarly, for Ms. Laird, an excise tax of $915,265 would produce a greater overall net after-tax benefit to her.

Death, Disability or Termination of Employment, Without a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer’s employment were terminated on December 31, 2016, without cause and including on account of death, disability or retirement. The compensation included is only that which would have been payable as a result of the applicable triggering event. This table excludes amounts payable under deferred compensation plans that are disclosed in the 2016 Nonqualified Deferred Compensation Table on page 45.

Name	Michael B. Polk	Ralph Nicoletti	Mark S. Tarchetti	Fiona C. Laird	William A. Burke
Continued Salary(1)	$2,700,000	$875,000	$1,000,000	$700,000	$850,000
Target Bonus(2)	2,025,000	875,000	1,000,000	700,000	850,000
Continued Health Payment/ Coverage(3)	13,416	5,031	5,031	5,031	5,031
Value of Unvested Restricted Stock Units(4)	33,723,786	6,089,992	16,237,910	5,269,593	7,214,949
SERP Benefits(5)	—	—	—	—	2,336,854

(1)	Continued Salary. Under Mr. Polk’s compensation arrangement, he would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason. For all other named executive officers, amounts in this row are payable pursuant to their respective compensation arrangements which generally provide for 12 months of severance.

(2)	Target Bonus. Under Mr. Polk’s compensation arrangement, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause or voluntary termination for good reason (which is estimated in the table using a 100% achievement percentage). For all other named executive officers, amounts in this row are payable pursuant to their respective compensation arrangements which generally provide for a pro-rated cash bonus for the year of involuntary termination without cause.

(3)	Continued Health Payment/Coverage. Under Mr. Polk’s compensation arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, he would receive a lump-sum cash payment for COBRA continuation of medical and dental benefits for 24 months equal to the difference between the COBRA premium and coverage rates for active employees. For all other named executive officers, amounts in this row reflect continued health benefits pursuant to the Company’s severance plans.

(4)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of the RSUs that would vest upon death or disability on December 31, 2016 pursuant to the terms of the grant award, with performance-based RSUs payable at target. The value of the RSUs is based on the closing price of the Company’s common stock on December 30, 2016 ($44.65). With respect to Messrs. Nicoletti and Tarchetti and Ms. Laird, in the event they are terminated without cause (as such term is defined in their respective compensation arrangements), they would be entitled to pro-rata vesting of outstanding RSU awards which would result in the following values: Mr. Nicoletti $618,729; Mr. Tarchetti $3,787,011; and Ms. Laird $345,563. With respect to Mr. Burke, he would be entitled to all of his outstanding RSUs upon termination without cause. The amounts above represent the value of the pro-rata awards for Messrs. Nicoletti and Tarchetti and Ms. Laird as of December 31, 2016, based on the December 30, 2016 closing stock price ($44.65). Actual payment of the awards would occur on the respective RSUs original vesting dates.

(5)	SERP Benefits. Mr. Burke is the only named executive officer employed as of December 31, 2016 who participates in the SERP. The amount above represents the death benefit payable under the SERP in the event of his death on December 31, 2016. Upon a termination of employment without a change in control Mr. Burke would receive a payment of $2,356,463.

Change in Control—No Termination of Employment

The amounts set forth in the following table would be payable to or for each named executive officer, assuming a change in control of the Company on December 31, 2016. The Compensation included is only that which would have been payable as a result of the applicable triggering event. This table excludes the value of pension benefits that are disclosed in the 2016 Pension Benefits Table on page 42 and the amounts payable under deferred compensation plans that are disclosed in the 2016 Nonqualified Deferred Compensation Table on page 45.

Name	Michael B. Polk	Ralph Nicoletti	Mark S. Tarchetti	Fiona C. Laird	William A. Burke
Value of Unvested Restricted Stock Units(1)	33,723,786	6,089,992	16,237,910	5,269,593	7,214,949

(1)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of RSUs that would vest upon a change in control on December 31, 2016, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 30, 2016 ($44.65).

2016 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2016.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ian G.H. Ashken	$—	$—	$—
Thomas E. Clarke	129,000	144,988	273,988
Kevin C. Conroy	110,000	144,988	254,988
Scott S. Cowen	125,000	144,988	269,988
Michael T. Cowhig	300,000	144,988	444,988
Domenico De Sole	110,000	144,988	254,988
Martin E. Franklin	—	—	—
Ros L’Esperance	83,750	144,988	228,738
Jose Ignacio Perez-Lizaur	52,500	—	52,500
Cynthia A. Montgomery	60,000	—	60,000
Christopher D. O’Leary	52,500	—	52,500
Steven J. Strobel	130,000	144,988	274,988
Michael A. Todman	117,500	144,988	262,488
Raymond G. Viault	110,000	144,988	254,988

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Company’s 2008 Plan.

(2)	Stock Awards. The amount in this column reflects the grant date fair value of the award of 2,995 RSUs to each director on May 11, 2016 computed in accordance with ASC 718. The RSUs vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The number of RSUs granted to each non-employee director was determined by dividing $145,000 by the fair market value of a share of common stock on the date of grant, $48.41. In addition to the RSUs shown in the table, the following directors had the following number of options outstanding as of December 31, 2016: Dr. Clarke, 5,353; Mr. De Sole, 10,000; Mr. Strobel, 5,353; and Mr. Viault, 5,353.

Non-employee directors of the Company are paid an annual cash retainer of $115,000 (the Chairman, Mr. Cowhig, is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairpersons as follows: Audit Committee, $20,000; Finance Committee, $15,000; Nominating/Governance Committee, $15,000; and Organizational Development & Compensation Committee, $20,000. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $145,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The 2013 Incentive Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

The Company has entered into an advisory services agreement with Mariposa, a company in which Messrs. Franklin and Ashken are partners and equity owners, pursuant to which Mariposa has agreed, until April 15, 2019, to provide the Company with certain strategic advisory services and such other services relating to the Company and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa is paid an annual fee of $4.0 million for providing such services, among other benefits. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa), each of Messrs. Franklin and Ashken has agreed to waive all fees and remuneration to which they otherwise would be entitled to receive in their capacity as directors of the Company. For additional information on the Company’s arrangement with Mariposa, please see “Certain Relationships and Related Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2016, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	4,971,372	$19.70	43,129,667
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	4,971,372	$19.70	43,129,667

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2016, may be issued upon exercise of outstanding options (703,370 options outstanding as of December 31, 2016) and vesting of RSUs (4,268,002 RSUs outstanding as of December 31, 2016) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 4,268,002 RSUs are comprised of 1,661,446 time-based RSUs and 2,606,556 performance-based RSUs. 2,043,713 of the performance-based RSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This column assumes that the performance-based RSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options.

(3)	The amount shown in column (c) is the number of shares that, as of December 31, 2016, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 Incentive Plan. For purposes of this column, the number of performance-based RSUs reflects the maximum potential adjustment of 200% of outstanding performance-based RSUs, or 14,374,213 shares. In the event the performance-based RSUs granted under the 2013 Incentive Plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 Incentive Plan would be approximately 50.3 million. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

CERTAIN BENEFICIAL OWNERS

As of March 20, 2017, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	44,986,771	9.3	%(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,872,884	6.2	%(2)

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 736,051 of such shares, shared voting power over 78,569 of such shares, sole dispositive power over 44,171,866 of such shares and shared dispositive power over 814,905 of such shares.

(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 26,011,967 of such shares and sole dispositive power over 29,872,884 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owner	Common Stock Beneficially Owned on March 20, 2017
	Number of Shares		Percent of Class Outstanding
Ian G.H. Ashken	511,374			*
Thomas E. Clarke	66,716	(1)(2)		*
Kevin C. Conroy	23,531			*
Scott S. Cowen	84,108	(3)		*
Michael T. Cowhig	62,017			*
Domenico De Sole	63,469	(1)		*
Martin E. Franklin	2,047,227			*
Ros L’Esperance	7,725			*
Michael B. Polk	1,229,318	(1)(4)		*
Steven J. Strobel	47,712			*
Michael A. Todman	51,954			*
Raymond G. Viault	81,483			*
Ralph Nicoletti	218	(5)		*
John K. Stipancich	29,130			*
Mark S. Tarchetti	222,064			*
Fiona C. Laird	—			*
William A. Burke	166,726			*

All directors and executive officers as a group	4,665,642	(1)		*

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options and RSUs currently exercisable or exercisable or vesting within 60 days of March 20, 2017 as follows: Dr. Clarke, 5,353 shares; Mr. De Sole, 10,000 shares; Mr. Polk, 225,872 shares; and all directors and executive officers as a group, 241,225 shares.

(2)	Includes 64 shares owned through a family foundation and 366 shares held in an irrevocable trust.

(3)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(4)	Includes 423,031 shares held in grantor retained annuity trusts and 47,303 shares held in trust for the benefit of Mr. Polk’s children.

(5)	Includes 25 shares held in revocable trust and 193 shares in an IRA.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board of Directors and currently consists of five members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of Mr. Strobel, Mr. Todman and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2016, the Committee met 12 times.

The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on November 12, 2014. A copy of the Committee’s current charter is available under the “Corporate Governance” link under the Investor Relations tab on the Company’s website at www.newellbrands.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2016. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 and the report of the independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Steven J. Strobel, Chair

Michael A. Todman

Raymond G. Viault

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2016. Representatives of PwC are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2016.

Changes in Independent Registered Public Accounting Firm

Prior to the Jarden acquisition, PwC acted as Jarden’s independent registered public accounting firm and also provided certain other services for the 2015 fiscal year and Ernst & Young LLP (“EY”) acted as the Company’s independent registered public accounting firm and also provided certain other services for the 2015 fiscal year.

Subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Audit Committee, in connection with the Jarden acquisition, conducted a competitive process to determine the Company’s independent registered public accounting firm for the 2016 fiscal year. The Audit Committee invited several independent registered public accounting firms to participate in this process.

As disclosed in the Company’s Current Report on Form 8-K filed by the Company on April 15, 2016, following a competitive review and receipt of proposals from the independent registered public accounting firms that participated in the process, on April 11, 2016, the Audit Committee authorized the dismissal of EY as the Company’s independent registered public accounting firm effective upon completion of the review of the Company’s unaudited interim financial statements as of and for the quarter ended March 31, 2016. In addition, the Audit Committee authorized the engagement of PwC to serve as the Company’s independent registered public accounting firm for the 2016 fiscal year.

No audit report of EY on the Company’s consolidated financial statements for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and subsequent interim period through April 11, 2016, there was no disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in their report.

During the Company’s two most recent fiscal years and subsequent interim period preceding PwC’s engagement, neither the Company nor anyone on its behalf consulted PwC regarding (i) the application of accounting principles to a specified proposed or completed transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by PwC to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided EY with a copy of its Current Report on Form 8-K, filed April 15, 2016, prior to its filing with the SEC, and EY furnished the Company with a letter addressed to the SEC stating whether EY agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of such letter is attached as Exhibit 16.1 to such report on Form 8-K.

Fees of Independent Registered Public Accounting Firm for 2016 and 2015

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by PwC and EY for the fiscal year 2015 for the fiscal year 2016. All fees were pre-approved by the Audit Committee:

Description of Fees	Amount of Fees in Fiscal Year 2016 (5) (In millions)	Amount of Fees in Fiscal Year 2015 (6) (In millions)
Audit Fees(1)	$15.0	$6.8
Audit-Related Fees(2)	0.6	1.2
Tax Fees(3)	1.2	—
All Other Fees(4)	1.0	0.2

(1)	Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to due diligence procedures for acquisitions and divestitures and examinations of internal controls in accordance with Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization.

(3)	Includes fees for domestic tax advice and planning.

(4)	Includes fees for advisory services.

(5)	All fees billed by PwC which became the Company’s independent registered public accounting firm after April 11, 2016.

(6)	All fees were billed by EY who served as the Company’s independent registered public accounting firm for the year 2015.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The current frequency of the advisory vote on executive compensation is annual, with the vote for the current year being taken pursuant to this Proposal 3. Subject to the advisory vote on Proposal 4 below, the Company expects the next such vote will occur at the Company’s 2018 annual meeting of stockholders.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•	Using time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Capping compensation payments, even in the case of extraordinary performance;

•

Using compensation information compiled from a custom comparator group, published compensation surveys and the advice and input of an independent compensation consultant to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution to approve executive compensation.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 also requires the Company to submit to stockholders a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur every one year, two years or three years. The last such advisory vote was at the Company’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”).

At the 2011 Annual Meeting over 91% of votes cast in the advisory vote on the frequency of future advisory votes on executive compensation were for such vote to occur every year, and our Board of Directors approved this approach. The Company has had an advisory vote on executive compensation at each annual meeting of stockholders since the 2011 Annual Meeting. The Board of Directors values the stockholders’ opinions and believes it would benefit from direct, timely feedback on the Company’s executive compensation program, and as such, continues to believe this approach is appropriate and in the best interests of the Company. Accordingly, the Board of Directors recommends that stockholders vote for every “one year” as the frequency of the advisory vote on executive compensation.

The following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers every:

•	one year,

•	two years or

•	three years.”

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders.

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee. However, the Board of Directors and the Committee will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

The Board of Directors unanimously recommends a vote FOR ONE YEAR as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis except that due to administrative oversight: (1) a late Form 4 was filed by Dr. Clarke with respect to the receipt of 1,938 shares of the Company’s shares received in exchange for 2,250 shares of Jarden in connection with the Jarden acquisition, and (2) a late Form 4 was filed by Mr. Viault on May 12, 2016 to report the purchase of 5,500 shares of stock of the Company on May 2, 2016.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal Officer & Corporate Secretary

March 30, 2017

APPENDIX A

Non-GAAP Financial Measures

The Compensation Discussion and Analysis contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP is set forth below.

The Company uses certain non-GAAP financial measures that are included in the Compensation Discussion and Analysis in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition, which is included in core sales on a pro forma basis starting in the second quarter of 2016), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” Net income and diluted earnings per share, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations.

The Company determines the tax effect of the items excluded from normalized Net income and diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(Amounts in millions, except per share data)

	Twelve Months Ended December 31, 2016
	GAAP Measure	Project Renewal Costs(1)				Product recall costs(2)	Integration costs(3)	Acquisition amortization costs(4)	Jarden inventory step-up(5)	Jarden transaction and related costs(6)	Interest costs Jarden- related(7)	Décor gain on sale(8)	Divestiture costs(9)	Loss on extinguishment of debt(10)	Discontinued operations(11)	Non- recurring tax items(12)	Non-GAAP Measure
	Reported	Advisory costs	Personnel costs	Other costs	Restructuring costs												Normalized*	Percentage of Sales
Cost of products sold	$8,865.2	$(0.2)	$(6.3)	$(7.1)	$—	$—	$(5.1)	$(8.9)	$(479.5)	$—	$—	$—	$—	$—	$—	$—	$8,358.1	63.0%
Gross profit	4,398.8	0.2	6.3	7.1	—	—	5.1	8.9	479.5	—	—	—	—	—	—	—	4,905.9	37.0%
Selling, general & administrative expenses	3,223.8	(9.3)	(20.0)	(7.2)	—	(0.7)	(129.5)	(145.8)	—	(61.7)	—	—	(8.4)	—	—	—	2,841.2	21.4%
Operating income	1,100.1	9.5	26.3	14.3	9.9	0.7	199.6	154.7	479.5	61.7	—	—	8.4	—	—	—	2,064.7	15.6%
Non-operating expenses	285.6	—	—	—	—	—	—	—	—	—	(16.8)	160.2	—	(47.6)	—	—	381.4
Income before income taxes	814.5	9.5	26.3	14.3	9.9	0.7	199.6	154.7	479.5	61.7	16.8	(160.2)	8.4	47.6	—	—	1,683.3
Income taxes(17)	286.0	3.6	10.0	5.4	3.8	0.3	75.6	52.6	168.1	32.9	6.7	(59.3)	3.2	13.9	—	(143.2)	459.6
Net income from continuing operations	528.5	5.9	16.3	8.9	6.1	0.4	124.0	102.1	311.4	28.8	10.1	(100.9)	5.2	33.7	—	143.2	1,223.7
Net income	527.8	5.9	16.3	8.9	6.1	0.4	124.0	102.1	311.4	28.8	10.1	(100.9)	5.2	33.7	0.7	143.2	1,223.7
Diluted earnings per share**	$1.25	$0.01	$0.04	$0.02	$0.01	$—	$0.29	$0.24	$0.74	$0.07	$0.02	$(0.24)	$0.01	$0.08	$—	$0.34	$2.89

	Twelve Months Ended December 31, 2015
	GAAP Measure	Project Renewal Costs(1)				Product recall costs(2)	Inventory charge from the devaluation of the Venezuelan Bolivar(13)	Acquisition and integration costs(3)	Divestiture costs(9)	Pension settlement charge(14)	Charge resulting from the devaluation of the Venezuelan Bolivar(15)	Net asset charge- Venezuela(16)	Currency translation charge- Venezuela(16)	Discontinued operations(11)	Non- recurring tax items(12)	Non-GAAP Measure
	Reported	Advisory Costs	Personnel Costs	Other Costs	Restructuring Costs											Normalized*	Percentage of Sales
Cost of products sold	$3,611.1	$—	$(5.2)	$(6.7)	$—	$—	$(2.6)	$(1.6)	$—	$—	$—	$—	$—	$—	$—	$3,595.0	60.8%
Gross profit	2,304.6	—	5.2	6.7	—	—	2.6	1.6	—	—	—	—	—	—	—	2,320.7	39.2%
Selling, general & administrative expenses	1,626.0	(42.1)	(21.5)	(14.4)	—	(10.2)	—	(13.4)	(0.2)	(52.1)	—	—	—	—	—	1,472.1	24.9%
Operating income	601.4	42.1	26.7	21.1	74.0	10.2	2.6	18.2	0.2	52.1	—	—	—	—	—	848.6	14.3%
Nonoperating expenses	263.9	—	—	—	—	—	—	(4.5)	—	—	(9.2)	(133.0)	(39.7)	—	—	77.5
Income before income taxes	337.5	42.1	26.7	21.1	74.0	10.2	2.6	22.7	0.2	52.1	9.2	133.0	39.7	—	—	771.1
Income taxes(17)	78.2	15.2	9.9	8.3	19.3	3.3	1.1	8.5	0.1	19.8	3.1	(2.7)	10.3	—	6.0	180.4
Net income from continuing operations	259.3	26.9	16.8	12.8	54.7	6.9	1.5	14.2	0.1	32.3	6.1	135.7	29.4	—	(6.0)	590.7
Net income	350.0	26.9	16.8	12.8	54.7	6.9	1.5	14.2	0.1	32.3	6.1	135.7	29.4	(90.7)	(6.0)	590.7
Diluted earnings per share**	$1.29	$0.10	$0.06	$0.05	$0.20	$0.03	$0.01	$0.05	$—	$0.12	$0.02	$0.50	$0.11	$(0.33)	$(0.02)	$2.18

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

(1)	Costs associated with Project Renewal during the year ended December 31, 2016 include $50.1 million of project-related costs and $9.9 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the year ended December 31, 2015 include $89.9 million of project-related costs and $74.0 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2)	During the year ended December 31, 2016 and 2015, the Company recognized $0.7 million and $10.2 million, respectively, of charges associated with the Graco product recall.

(3)	During the year ended December 31, 2016, the Company incurred $199.6 million of costs (including $65.0 million of restructuring costs) associated with the integration of Jarden and Elmer’s, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the year ended December 31, 2015, the Company recognized $18.2 million of costs (including $3.2 million of restructuring costs) associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands, Baby Jogger, Elmer’s and the pending Jarden transaction. During the year ended December 31, 2015, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer’s and the pending Jarden transaction.

(4)	During the year ended December 31, 2016, the Company incurred acquisition amortization costs of $154.7 million.

(5)	During the year ended December 31, 2016, the Company incurred $479.5 million of costs related to the fair-value step-up of Jarden inventory.

(6)	During the year ended December 31, 2016, the Company recognized $61.7 million of costs associated with the Jarden transaction.

(7)	During the year ended December 31, 2016, the Company incurred $16.8 million of interest costs associated with borrowings to finance the Jarden transaction that were incurred prior to the closing of the transaction.

(8)	During the year ended December 31, 2016, the Company recognized a gain of $160.2 million related to the divestiture of Décor.

(9)	During the year ended December 31, 2016, the Company recognized $8.4 million of costs primarily associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo Industrial). During the year ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor.

(10)	During the year ended December 31, 2016, the Company incurred a $1.7 million loss related to the extinguishment of debt and a $45.9 million loss associated with the termination of the Jarden Bridge Facility.

(11)	During the year ended December 31, 2016, the Company recognized a net loss of $0.7 million in discontinued operations. During the year ended December 31, 2015, the Company recognized a net loss of $4.9 million in discontinued operations primarily associated with Endicia and certain Culinary businesses and a $95.6 million net gain from the sale of Endicia.

(12)	During the year ended December 31, 2016, the Company recognized $164.2 million of deferred tax expense related to the difference between the book and tax basis in the Tools business and ($21.0) million of deferred tax benefit related to statutory tax rate changes in France affecting Jarden acquired intangibles. During the year ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies.

(13)	During the year ended December 31, 2015, the Company recognized an increase of $2.6 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.
(14)	During the year ended December 31, 2015, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million of non-cash settlement charges.
(15)	During the year ended December 31, 2015, the Company recognized foreign exchange losses of $9.2 million resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.
(16)	During the year ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010.
(17)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

	For the year ended December 31, 2016										Increase/ (Decrease)
	2016 Net Sales (Reported)(1)	Acquisitions/ Divestitures(3)	Net Sales Base Business	Currency Impact	2016 Core Sales(2)	2015 Net Sales (Pro forma)(1)	Divestitures (3)	Net Sales Base Business	Currency Impact	2015 Core Sales(2)	Core Sales(2)
											$ %
Total Company Pro Forma	$13,264.0	$(1,946.6)	$11,317.4	$161.6	$11,479.0	$12,443.9	$(1,408.7)	$11,035.2	$38.4	$11,073.6	$405.4	3.7%
Less:: Jarden Acquisition						(6,528.2)

2015 Net Sales, As Reported						$5,915.7

(1)	Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2)	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.

(3)	Actual and planned divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands (“Décor”), which the Company divested in June 2016; and, the Company’s Venezuela operations, which the Company deconsolidated as of December 31, 2015, as well as the planned divestitures of businesses held for sale commencing in the third quarter including its Tools business (excluding Dymo® industrial labeling), the Rubbermaid® Consumer Storage business within the Home Solutions segment, Teutonia in the Baby and Parenting segment, two winter sports units, Völkl® and K2®, within the Outdoor Solutions segment, its Heaters, Humidifiers, Fans business within the Consumer Solutions segment and Lehigh in the Branded Consumables segment. During the fourth quarter, planned divestitures includes the Firebuilding business in Branded Consumables segment and the working capital impact of sales returns associated with exiting a distributor-led model to a direct selling model in Canada in the Baby and Parenting segment.

NEWELL BRANDS INC. 221 RIVER STREET HOBOKEN, NJ 07030

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E22598-P89247 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWELL BRANDS INC.
1.	Election of Directors – The Board of Directors recommends you vote FOR the Nominees listed below:		For	Against	Abstain

	1a.	Ian G.H. Ashken	☐	☐	☐
	1b.	Thomas E. Clarke	☐	☐	☐				For	Against	Abstain
	1c.	Kevin C. Conroy	☐	☐	☐		1j. Steven J. Strobel		☐	☐	☐
	1d.	Scott S. Cowen	☐	☐	☐		1k. Michael A. Todman		☐	☐	☐
	1e.	Michael T. Cowhig	☐	☐	☐		1l. Raymond G. Viault		☐	☐	☐
	1f.	Domenico De Sole	☐	☐	☐	Proposals – The Board of Directors recommends you vote FOR Proposals 2 and 3:
	1g.	Martin E. Franklin	☐	☐	☐	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017.		☐	☐	☐
	1h.	Ros L’Esperance	☐	☐	☐
	1i.	Michael B. Polk	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐	3.	Advisory resolution to approve executive compensation.		☐	☐	☐
Please indicate if you plan to attend this meeting.			☐ Yes	☐ No		Proposal – The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
						4.	Vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

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NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Newell Brands Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22599-P89247

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders of Newell Brands to be held May 9, 2017.

The undersigned hereby appoints Bradford R. Turner as proxy, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL BRANDS INC. to be held May 9, 2017, and at any adjournments or postponements thereof, on each of the proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxy named above is authorized to vote in his discretion with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at the Newell Brands Annual Meeting, whether or not you plan to attend the Newell Brands Annual Meeting in person. To make sure that these shares are represented, we encourage you to sign, date and return this card, or vote these shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors on the reverse side, FOR proposal (2) on the reverse side, FOR proposal (3) on the reverse side, and FOR every 1 YEAR on proposal (4) on the reverse side and, in the discretion of the person named as proxy, with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1